Exhibit 10.1

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”), is made as of the 11th day of November, 2005, by and among SGS International, Inc., a corporation organized under the laws of Delaware (hereinafter “Purchaser”), RMC Delaware, Inc., a corporation organized under the laws of Delaware, U.S.A. (“RMC”), Southern Graphic Systems-Canada, Ltd./Systemes Graphiques Southern-Canada, Ltee., a Quebec corporation (“SGS Canada”), and Alcoa UK Holdings Limited, a company incorporated under the laws of England and Wales (“Alcoa UK”) (collectively, RMC, SGS Canada and Alcoa UK are referred to as the “Sellers” and individually as a “Seller”).

WHEREAS, RMC and Alcoa UK are wholly-owned subsidiaries of Alcoa Inc., a Pennsylvania corporation (“Alcoa”);

WHEREAS, RMC directly owns 100% of the issued and outstanding shares of common stock of Southern Graphic Systems, Inc., a Kentucky corporation (“SGS”);

WHEREAS, RMC directly owns 99% of Southern Graphic Systems Mexico, S. De R.L. De C.V., a Mexican company (“SGS Mexico”), and SGS directly owns 1% of SGS Mexico;

WHEREAS, Alcoa UK directly owns 100% of the issued and outstanding shares of common stock of SGS-UK Limited, a company incorporated under the laws of England and Wales (“SGS UK”);

WHEREAS, SGS directly owns 51% of the issued and outstanding shares of common stock of Mozaic Group Ltd., a Missouri corporation (“Mozaic”);

WHEREAS, the Purchaser desires to acquire from RMC and Alcoa UK the ownership interests of SGS, SGS Mexico and SGS UK, respectively, and Purchaser desires to acquire from SGS Canada certain assets of SGS Canada used by or relating to the Purchased Business, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, each of the following terms shall have the following meaning:

Section 1.01 “AAP” or “Alcoa Accounting Policies” shall mean GAAP except as provided in Schedule 1.01.

Section 1.02 “Administered Claims” shall have the meaning set forth in Section 8.09(b).

Section 1.03 “Agreement” shall have the meaning set forth in the Preamble.

Section 1.04 “Affiliate” means any Person, directly or indirectly, controlling, controlled by, or under common control with, Sellers or Purchaser (except as “affiliates” is defined in Section 6 03(c)). Without limiting the generality of the foregoing, a Person is considered to be in control of or to be controlled by another Person if such Person holds 50% or more of the outstanding voting equity interest in such other Person or such other Person holds 50% or more of its outstanding voting equity interest.

Section 1.05 “Alcoa” shall have the meaning set forth in the Preamble.

Section 1.06 “Alcoa UK” shall have the meaning set forth in the Preamble.

Section 1.07 “Applicable Environmental Law” shall have the meaning set forth in Section 11.01 (b).

Section 1.08 “Assignment and Assumption Agreement” shall have the meaning set forth in Section 10.02(c).

Section 1.09 “Assumed Liabilities” means all of the liabilities of the Companies, the Subsidiaries and SGS Canada except the Excluded Liabilities.

Section 1.10 “Audited Financial Statements” shall have the meaning set forth in Section 4.16(a).

Section 1.11 “Bank Accounts” means all of the bank accounts of SGS, SGS Mexico, SGS UK, Mozaic, SGS Canada, and the Subsidiaries utilized exclusively for the Purchased Business, all of which are listed on Schedule 1.11.

Section 1.12 “Best Efforts” means commercially reasonable efforts that a prudent person desiring to achieve a result would use in similar circumstances to ensure that the result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a materially adverse change in the benefits to that person of this Agreement and the transactions contemplated by this Agreement.

Section 1.13 [Intentionally omitted]

Section 1.14 “Books and Records” means (a) all books and records and operating data in the possession of each of the Companies, the Subsidiaries, or SGS Canada, and (b) all books and records and operating data in the possession of the Sellers primarily relating to the Purchased Business, in each case including, but not limited to, all lists of customers, lists of suppliers, all sales and credit information, advertising and purchasing materials and correspondence, quotation records, resume files, payroll master files and all collection and credit records of the Purchased Business, except as listed on Schedule 1.14.

Section 1.15 “Business Day” means any day other than a weekend or a day that the Federal Reserve Bank of Philadelphia is closed. If Business Day is not expressly referenced then the term “day” will refer to or be defined as a calendar day.

Section 1.16 “Business Employees” shall have the meaning set forth in Section 4.09(a). Business Employees includes the employees of MCG, as such employees are identified in the MCG Purchase Agreement.

Section 1.17 “Cap” shall have the meaning set forth in Section 13.04(b).

Section 1.18 “Canadian Assumed Plans” shall have the meaning set forth in Section 9.03(b).

Section 1.19 “Canadian Business Employees” means those Business Employees employed in the Province of Ontario and the Province of Quebec.

Section 1.20 “CERCLA” means Comprehensive Environmental, Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq., as amended, and the rules and regulations thereunder.

Section 1.21 “Closing” shall have the meaning set forth in Section 10.01.

Section 1.22 “Closing Date” shall have the meaning set forth in Section 10.01.

Section 1.23 “Closing Date Balance Sheet” means the combined unaudited balance sheet of the Purchased Business as of the Closing Date.

Section 1.24 “Closing Net Working Capital Statement” shall have the meaning set forth in Section 3.01.

Section 1.25 “Closing Net Working Capital” shall have the meaning set forth in Section 3.01.

Section 1.26 “Closing Purchase Price” shall have the meaning set forth in Section 2.02.

Section 1.27 “Code” shall mean the Internal Revenue Code of 1986, as amended, and/or the relevant Tax Laws applicable in Canada, Mexico, and England and Wales, as the context suggests. All citations to the Code or to the regulations promulgated thereunder will include any amendments or any substitute or successor provisions thereto.

Section 1.28 “Commitment Letters” shall have the meaning set forth in Section 5.07.

Section 1.29 “Companies” means collectively SGS, SGS Mexico, SGS UK and Mozaic.

Section 1.30 “Confidentiality Agreement” shall have the meaning set forth in Section 8.08.

Section 1.31 “Contract” means any legally binding agreement, written or oral commitment, arrangement, lease, license, understanding or contract.

Section 1.32 “Corporate Documents” shall have the meaning set forth in Section 4.05(a).

Section 1.33 “CPA Firm” shall have the meaning set forth in Section 3.03.

Section 1.34 “CPR” shall have the meaning set forth in Section 14.16.

Section 1.35 “Deductible” shall have the meaning set forth in Section 13.04(a).

Section 1.36 “Direct Claim” shall have the meaning set forth in Section 13.05(c).

Section 1.37 “Dispute” shall have the meaning set forth in Section 14.16.

Section 1.38 “Eastgate Purchase Agreement” means that certain Purchase Agreement dated March 31, 2005, for the sale of Real Property owned by SGS (f/k/a Southern Gravure Services, Inc.) in Richmond, Virginia.

Section 1.39 “Eastgate Purchase Price” means US $2.1 million dollars, to be received by Purchaser from the Commonwealth of Virginia, Dept. of Transportation at or after the closing of the Eastgate Purchase Agreement, as may be adjusted under Section 8.18.

Section 1.40 “Employee Benefit Plans” shall have the meaning set forth in Section 4.13(a).

Section 1.41 “Encumbrance” means any mortgage, covenant, condition, restriction, option, lien (statutory or other), pledge, charge, security interest, hypothec, easement or other encumbrance.

Section 1.42 “Enterprise Value” shall have the meaning set forth in Section 8.16(b).

Section 1.43 “Environmental Permits” shall have the meaning set forth in Section 4.15(a).

Section 1.44 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder.

Section 1.45 “ERISA Affiliate” means any employer that is, or at any time with respect to which any relevant statute of limitations remains open was, together with any Seller, considered to be a “single employer” under section 414(b), 414(c) or 414(m) of the Code.

Section 1.46 “Excluded Assets” means (i) all cash and cash equivalents; (ii) all surety bonds and contracts of insurance insuring the Purchased Business, the assets of the Purchased Business or the Business Employees, except those policies set forth on Schedule 1.46; (iii) all rights to all refunds or credits of Taxes levied or imposed upon, or in connection with the Purchased Business with respect to any taxable period or portion thereof that ends on or before the Closing Date, except to the extent that any such refunds or credits are included in the Closing Date Balance Sheet; (iv) all rights, claims and privileges of Sellers and their Affiliates (other than the Companies, the Subsidiaries and SGS Canada), except to the extent they relate primarily to the Purchased Business, the assets of the Purchased Business or Transferred Employees; (v) all Inter-Company Accounts; and (vi) the contracts, agreements, leases and other assets listed on Schedule 1.46.

Section 1.47 “Excluded Liabilities” means those liabilities for which Sellers retain responsibility vis-à-vis Purchaser pursuant to this Agreement, which liabilities are set forth on Schedule 1.47.

Section 1.48 “Final Net Working Capital Statement” shall have the meaning set forth in Section 3.03.

Section 1.49 “Financial Statements” shall have the meaning set forth in Section 4.16.

Section 1.50 “Financing” shall have the meaning set forth in Section 6.03(b).

Section 1.51 “Foreign Companies” shall have the meaning set forth in Section 4.13 (c)(iii).

Section 1.52 “Foreign Employee Benefit Plan” shall have the meaning set forth in Section 4.13(c).

Section 1.53 “GAAP” means United States generally accepted accounting principles.

Section 1.54 “Gains Taxes” shall have the meaning set forth in Section 4.05(b)

Section 1.55 “Government” means any agency, division, subdivision, audit group or procuring office of the government of the United States, or of any foreign country, and any state, province or territory thereof, or any city, county or municipality thereof, including the employees or agents thereof.

Section 1.56 “GST” means goods and services tax or harmonized sales tax imposed under the GST Act.

Section 1.57 “GST Act” means Part IX of the Excise Tax Act (Canada).

Section 1.58 “Hazardous Substance” shall have the meaning set forth in Section 11.01(a).

Section 1.59 “Inactive US Employees” shall have the meaning set forth in Section 9.04.

Section 1.60 “Indebtedness” means, without duplication (i) all indebtedness for borrowed money of the Companies, the Subsidiaries, or SGS Canada, (ii) all obligations of the Companies, the Subsidiaries or SGS Canada evidenced by notes, bonds, debentures or similar instruments (other than capital lease obligations), (iii) the amount of the liability in respect of all capital lease obligations of the Companies, the Subsidiaries or SGS Canada, (iv) all indebtedness of the type described in clauses (i) through (iii) above guaranteed directly or indirectly in any manner by the Companies, the Subsidiaries or SGS Canada including interest and penalties thereon, (v) any indebtedness of the type described in clauses (i) through (iv) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on assets or property owned by the Companies, the Subsidiaries or SGS Canada and (vi) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties or commitment fees, related to any items of indebtedness of the type described in clauses (i) through (v) above. Excluded Liabilities are not included in this definition of “Indebtedness” and Excluded Liabilities are not subject to the Purchase Price adjustment in Section 2.02 to deduct Indebtedness from the Purchase Price. Indebtedness does not include without limitation (i) anything on the Closing Net Working Capital Statement, (ii) any Excluded Assets or Excluded Liabilities, (iii) any obligations of the Companies, the Subsidiaries or SGS Canada for the deferred purchase price of property or services (including without limitation earn-outs and similar arrangements), or (iv) any Intra-Company Accounts.

Section 1.61 “Indemnitee” means a party seeking indemnification.

Section 1.62 “Indemnitor” means a party against whom indemnification is sought.

Section 1.63 “Insurance Payment” shall have the meaning set forth in Section 8.09(c).

Section 1.64 “Insurance Policies” shall have the meaning set forth in Section 4.17.

Section 1.65 “Intangible Property” means with respect to the Purchased Business all intellectual property or other intangible property of whatever nature and kind including, without limitation, all domestic and foreign trademarks, service marks, business names, trade names, domain names, trade dress and trading styles, patents and patent applications, inventions and technology (whether or not patentable), trade secrets, industrial designs and copyrights, rights in software, database and other collections and compilations of data, rights of publicity/ privacy, and all registrations and applications for registration thereof, and all inventions, formulae, recipes, product formulations, processes, processing methods, and techniques, know-how, manuals, and any licenses or authorizations from the Companies, Subsidiaries or SGS Canada to a third party to use any of its intellectual property or other intangible property, except for Excluded Assets and Excluded Liabilities.

Section 1.66 “Inter-Company Accounts” means those accounts that relate to various items including certain payables, receivables, notes, accounts, indebtedness and other liabilities between any of the Companies, Subsidiaries and SGS Canada, on the one hand, and Sellers or any of their Affiliates (other than any of the Companies, Subsidiaries and SGS Canada), on the other, none of which are included in the Purchased Business and all of which are set forth as of September 30, 2005 on Schedule 1.66.

Section 1.67 “Intra-Company Accounts” means those accounts and debts between the Companies, the Subsidiaries and/or SGS Canada, which accounts and debt are included in the Purchased Business, all of which are set forth as of September 30, 2005 on Schedule 1.66 and Schedule 4.23.

Section 1.68 “Law” means any applicable federal, state, provincial, local, municipal or foreign order, writ, injunction, decree, regulation, ordinance, law, statute or code.

Section 1.69 “Leases” shall have the meaning set forth in Section 4.08(b).

Section 1.70 “Leased Real Property” shall have the meaning set forth in Section 4.08(b).

Section 1.71 “Losses” means all damages, losses, amounts paid in settlement, claims, liabilities, judgments, reasonable costs and expenses, interest, penalties and charges, including reasonable attorneys’ fees, but not including (i) incidental, special or punitive damages, except in the case of fraud or as claimed or asserted by or paid to third parties to the extent actually and finally awarded to a third party by a court of competent jurisdiction, or (ii) any internal fees and expenses of the indemnified party (including without limitation in-house counsel fees and expenses). For the avoidance of doubt, Sellers will in no event be liable for any incidental damages or any internal legal costs incurred by Purchaser, the Companies, the Subsidiaries or the Purchased Business.

Section 1.72 “LTD” means long term disability.

Section 1.73 “Major Customer” means those customers of the Purchased Business (by volume in dollars of sales to such customers) to whom the Purchased Business has had more than $3 million in net sales for the one year period ended December 31, 2004.

Section 1.74 “Material Adverse Effect” means any change or effect that either individually or in the aggregate is or could reasonably be expected to be materially adverse to the assets, liabilities, operations, financial condition or results or the business operations of the Purchased Business as a whole, other than any change or effect arising out of: (i) general economic conditions or conditions affecting the Purchased Business generally in the industries in which the Purchased Business operates; (ii) the loss of personnel, or (iii) changes in any Laws or its or their interpretation. Material Adverse Effect includes, after execution of this Agreement and before the Closing Date (i) actual loss (or threatened loss, provided Sellers have received written notice thereof) of a customer or customers with revenues of more than 5% of the total revenues of the Purchased Business based on the 2005 forecast, and (ii) actual loss (or threatened loss, provided Sellers have received written notice thereof) of E.I. DuPont de Nemours and Company as a supplier to the Purchased Business. For purposes of determining whether a breach of a representation or warranty under this Agreement has a Material Adverse Effect, the effect of such breach shall be considered cumulatively with the effect of all other breaches (or circumstances which, but for materiality or Material Adverse Effect qualifiers, would be breaches) of other representations and warranties, in each case, determined without regard to any materiality or Material Adverse Effect qualifiers. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have. Except as explicitly stated otherwise, any reference to the term “material” will be construed accordingly.

Section 1.75 “Material Contract” means (i) any agreement or contract providing for aggregate future payment of at least US$500,000, (ii) any loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit, deferred purchase price, earn-out or other similar type of contract related to Indebtedness or the granting of material liens, (iii) all Contracts between or among any Company, any Subsidiary, or SGS Canada, on the one hand, and any Seller or its Affiliates (other than any Company, any Subsidiary, or SGS Canada), on the other hand, (iv) all employment, severance, retention or consulting Contracts with Transferred Employees (other than oral at-will arrangements), (v) all Contracts for the sale or purchase of any material assets of the Purchased Business (other than sales of inventory in the ordinary course of business), (vi) all guaranties of any obligation of any Person for borrowings or lease obligations given by the Companies or the Subsidiaries, (vii) any joint venture or limited partnership agreements, (viii) all Contracts that provide for the purchase of all or substantially all of any Company’s, any Subsidiary’s, or SGS Canada’s requirements of a particular product from a particular supplier, (ix) all licenses or similar agreements regarding material Intangible Property, whether as licensee or licensor, (x) all Contracts imposing non-competition obligations on a Company, a Subsidiary or SGS Canada, (xi) all Contracts to acquire all or substantially all of the assets or stock of another company or a line of business, whether by merger, consolidation, sale or other transfer, (xii) the Leases; or (xiii) any other agreement or contract material to the business, operations or financial condition of the Purchased Business, taken as a whole, in each case, except for Excluded Assets.

Section 1.76 “MCG” means MCG Graphics Limited, a company incorporated under the laws of England and Wales.

Section 1.77 “MCG Purchase Agreement” means that Agreement, including related attachments and disclosure schedules, dated November 4, 2005, among Omnipack PLC, SGS – UK and Daniel M. Bejarano, under which SGS – UK acquired all of the capital shares of MCG.

Section 1.78 “Mexican Business Employees” shall have the meaning set forth in Section 9.01(a)(iv).

Section 1.79 “Mozaic” shall have the meaning set forth in the Recitals.

Section 1.80 “Mozaic DC Plans” shall have the meaning set forth in Section 9.02(b)(ii).

Section 1.81 “Mozaic Shares” shall have the meaning set forth in Section 4.03(a).

Section 1.82 “Multiemployer Plan” shall mean a plan defined in Section 4001 (a)(3) of ERISA.

Section 1.83 “Net Working Capital” shall mean as of the applicable date, the sum of the account balances for the accounts listed on Schedule 1.83 related to accounts receivable, prepaid expenses and other current assets of the Purchased Business (excluding MCG), less the sum of account balances for the accounts listed on Schedule 1.83 related to accounts payable, accrued compensation and other current liabilities of the Purchased Business (excluding MCG). For avoidance of doubt, the calculation of “Net Working Capital” shall not include either the line items/accounts entitled “Allowance for Customer Claims and Credits” or “Allowance for Doubtful Accounts” or any amounts associated with such reserves and will also not include any Excluded Assets and Excluded Liabilities. MCG is not included in calculating Net Working Capital for purposes of Article 3.

Section 1.84 “New Principal Employer” shall have the meaning set forth in Section 13.02.

Section 1.85 “Non-Compete” shall have the meaning set forth in Section 8.14.

Section 1.86 “Owned Real Property” shall have the meaning set forth in Section 4.08(a).

Section 1.87 “Ownership Interest” shall have the meaning set forth in Section 8.16(b).

Section 1.88 “PBGC” shall have the meaning set forth in Section 4.13(b)(v)(1).

Section 1.89 “Pension Provisions” shall have the meaning set forth in Section 13.02.

Section 1.90 “Pension Scheme” shall have the meaning set forth in Section 13.02.

Section 1.91 “Permits” shall have the meaning set forth in Section 4.11.

Section 1.92 “Permitted Exceptions” means (i) those exceptions to title to the assets of the Purchased Business listed on Schedule 1.92; (ii) statutory liens securing all or a portion of the purchase price of an asset of the Purchased Business which arose in connection with the purchase of an asset of the Purchased Business after the date of the Unaudited Financial Statements; (iii) carriers’, warehousemen’s, mechanics’ and materialsmen’s and other similar liens arising in the ordinary course of the Purchased Business consistent with past practice for sums not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iv) all exceptions, restrictions, easements, rights of way and encumbrances set forth in the title insurance policies listed on Schedule 1.92; and (v) other Encumbrances that are neither material in amount nor materially detract from the value of nor materially impair the use of the property affected by such Encumbrance for the Purchased Business.

Section 1.93 “Person” shall mean a natural person, a corporation, a partnership or any other legal entity.

Section 1.94 “Phase I and II Reports” shall have the meaning set forth in Section 11.02.

Section 1.95 “Pre-Closing Returns” shall have the meaning set forth in Section 8.06(a).

Section 1.96 “Pre-Closing Taxes” shall have the meaning set forth in Section 8.06(a).

Section 1.97 “Prohibited Transaction” means a transaction defined in Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist.

Section 1.98 “Prohibited Terms” shall have the meaning set forth in Section 8.07.

Section 1.99 “Purchaser’s Assessment” shall have the meaning set forth in Section 11.03.

Section 1.100 “Purchased Business” means (i) Assumed Liabilities (other than the Excluded Liabilities) and (ii) all of the property and assets (other than the Excluded Assets) (1) owned or held for use by the Sellers or their Affiliates (other than SGS Canada) primarily in the business carried on by the Companies, the Subsidiaries and SGS Canada as of the Closing Date, and (2) owned or held for use by SGS Canada, including in each case, without limitation, the Bank Accounts, the Books and Records, the accounts receivable, the contracts, the Owned Real Property and Leased Real Property, the Intangible Property, machinery, equipment, supplies, furniture, fixtures, leasehold improvements, motor vehicles, and prepaid expenses and comprised of creative design, packaging graphics, image carrier production and other enterprise support services conducted at their facilities, and all business activities incidental thereto, whether or not reflected in the Unaudited Financial Statements. Notwithstanding the foregoing, the Purchased Business shall include (other than Excluded Assets and Excluded Liabilities):

(a) 100% of the outstanding Shares of SGS;

(b) 100% of the outstanding SGS Mexico Social Parts;

(c) the entire share capital of SGS UK, together with its Subsidiary;

(d) 51 % of the outstanding Shares of Mozaic owned by SGS, together with Mozaic’ s Subsidiaries; and

(e) all of the assets and Assumed Liabilities of SGS Canada;

Section 1.101 “Purchaser’s Knowledge” for the purposes of this Agreement means the actual knowledge of the persons listed in Schedule 1.101. Where any statement in this Agreement is expressed to be given or made to the knowledge of Purchaser or is qualified in some other manner having substantially the same effect, such statement will be deemed to be qualified by the additional statement that such knowledge is limited to the actual knowledge of the persons listed in Schedule 1.101. after having made reasonable enquiries of the subject matter of the relevant statement and Purchaser will only be liable in respect of any breach of any representation or warranty on this basis.

Section 1.102 “Purchase Price” shall have the meaning set forth in Section 2.02.

Section 1.103 “Purchaser” shall have the meaning set forth in the Preamble.

Section 1.104 “Purchaser SGS DC Plans” shall have the meaning set forth in Section 9.02(b)(i).

Section 1.105 “QST” means Quebec sales tax imposed under the QST Act.

Section 1.106 “QST Act” means Title I of An Act respecting the Quebec sales tax.

Section 1.107 “Reallocation” shall have the meaning set forth in Section 8.14.

Section 1.108 “Real Property” means the Owned Real Property and the Leased Real Property.

Section 1.109 “Remediation” shall have the meaning set forth in Section 4.15(b).

Section 1.110 “Related Agreements” means the share certificates referenced in Section 10.02(a), the Transition Services Agreement, the Bill of Sale and the Assignment and Assumption Agreement.

Section 1.111 “Release” shall have the meaning set forth in Section 11.01(c).

Section 1.112 “Released Parties” shall have the meaning set forth in Section 8.10(b).

Section 1.113 “Representatives” shall have the meaning set forth in Section 6.03(a).

Section 1.114 “Required Consents” shall have the meaning set forth in Section 7.02(d).

Section 1.115 “Restricted Party” shall have the meaning set forth in Section 8.10.

Section 1.116 “Return” or “Returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes.

Section 1.117 “RMC” shall have the meaning set forth in the Preamble.

Section 1.118 “RST Act” shall have the meaning set forth in Section 14.17.

Section 1.119 “Rules” shall have the meaning set forth in Section 14.16.

Section 1.120 “Section 338(h)(10) Elections” shall have the meaning set forth in Section 8.06(g).

Section 1.121 “Sellers” shall have the meaning set forth in Section Preamble.

Section 1.122 “SGS” shall have the meaning set forth in the Recitals.

Section 1.123 “SGS Canada” shall have the meaning set forth in Preamble.

Section 1.124 “SGS DC Plans” shall have the meaning set forth in the Section 9.02(b)(i).

Section 1.125 “SGS DB Plans” shall have the meaning set forth in Section 9.02(c).

Section 1.126 “SGS Mexico” shall have the meaning set forth in the Recitals.

Section 1.127 “SGS Mexico Social Parts” shall have the meaning set forth in Section 4.03(a).

Section 1.128 “SGS Shares” shall have the meaning set forth in Section 4.03(a).

Section 1.129 “SGS UK” shall have the meaning set forth in Section Recitals.

Section 1.130 “SGS UK Shares” shall have the meaning set forth in Section 4.03(a).

Section 1.131 “Shares” will have the meaning set forth in Section 4.03(a).

Section 1.132 “STD” shall mean short term disability.

Section 1.133 “Subsidiaries” means all legal entities owned by the Companies and listed in Schedule 1.133.

Section 1.34 “Tangible Net Worth” means the net worth of RMC, calculated by taking the (i) total assets of RMC and subtracting (ii) the total liabilities of RMC and the portion of RMC’s total assets attributable to goodwill, each as determined in accordance with GAAP.

Section 1.135 “Tax” or “Taxes” means any federal, state, provincial, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, goods and services, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.

Section 1.136 “Third Party Claim” shall have the meaning set forth in Section 13.05(a).

Section 1.137 “Third Party Sale Transaction” shall have the meaning set forth in Section 8.16(b).

Section 1.138 “Threshold” shall have the meaning set forth in Section 8.16(a).

Section 1.139 “to the knowledge of Sellers” or “to the best knowledge of Sellers” for the purposes of this Agreement means the actual knowledge of the persons listed in Schedule 1.139. Where any statement in this Agreement is expressed to be given or made to the knowledge of Sellers or is qualified in some other manner having substantially the same effect, such statement will be deemed to be qualified by the additional statement that such knowledge is limited to the actual knowledge of the persons listed in Schedule 1.139, after having made reasonable enquiries of the senior management of the Purchased Business in respect of the subject matter of the relevant statement and Sellers will only be liable, jointly and severally, in respect of any breach of any representation or warranty on this basis.

Section 1.140 “Transferred Employees” shall mean Transferred US Employees, Transferred Canadian Employees, Transferred UK Employees and Transferred Mexican Employees.

Section 1.141 “Transferred Canadian Employees” shall have the meaning set forth in Section 9.01 (a)(ii)(3).

Section 1.142 “Transferred Mexican Employees” shall have the meaning set forth in Section 9.01(a)(iv).

Section 1.143 “Transferred Mozaic Employees” shall have the meaning set forth in Section 9.01(a)(i).

Section 1.144 “Transferred SGS Employees” shall have the meaning set forth in Section 9.01(a)(i).

Section 1.145 “Transferred UK Employees” shall have the meaning set forth in Section 9.01(a)(iii).

Section 1.146 “Transferred US Employees” shall have the meaning set forth in Section 9.01(a)(i).

Section 1.147 “Transfer Taxes” shall have the meaning set forth in Section 14.04.

Section 1.148 “Transition Services Agreement” shall have the meaning set forth in Section 10.02(g).

Section 1.149 “UK Business Employees” shall have the meaning set forth in Section 9.01(a)(iii).

Section 1.150 “Unaudited Financial Statements” shall have the meaning set forth in Section 4.16(b).

Section 1.151 “US DC Plans” shall have the meaning set forth in Section 9.02(b)(ii).

Section 1.152 “US Business Employees” shall have the meaning set forth in Section 9.01(a)(i).

Section 1.153 “US Employee Benefit Plan” shall have the meaning set forth in Section 4.13(b).

Section 1.154 “US Employee Pension Benefit Plan” shall have the meaning set forth in Section 4.13(b)(ii).

Section 1.155 “US Employee Welfare Benefit Plan” shall have the meaning set forth in Section 4.13(b)(iii).

Section 1.156 “VAT” shall have the meaning set forth in Section 14.04.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Purchased Business. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Sellers hereby agree to transfer, sell and convey the Purchased Business to Purchaser, and Purchaser hereby agrees to purchase the Purchased Business and assume the Assumed Liabilities from Sellers for the consideration specified in this Agreement. Notwithstanding anything to the contrary contained herein, Purchaser will not purchase, assume or be bound by, or be obligated or responsible for, any Excluded Liability.

Section 2.02. Purchase Price. As consideration for the sale of the Purchased Business to Purchaser, Purchaser will pay to Sellers (a) US$409,400,000.00, less (b) the Indebtedness of the Purchased Business as of the Closing Date, plus (c) the Eastgate Purchase Price. The sum of (a) and (b) is the “Closing Purchase Price”, and the sum of (a), (b) and (c), as it may be adjusted pursuant to Article 3, Section 6.05(b) and Section 8.18 below, is the “Purchase Price.”

Section 2.03. Payment of the Closing Purchase Price. Purchaser will pay the Closing Purchase Price to Sellers in immediately available funds on the Closing Date in accordance with Seller’s written instructions. By no later than 1:00 (one o’clock) in the afternoon (Eastern Time) on the Closing Date, Purchaser will instruct its bank or banks to transfer the amount of the Closing Purchase Price to a bank specified by Sellers by wire transfer of immediately available funds. Purchaser will pay the Eastgate Purchase Price to Sellers in immediately available funds within three (3) Business Days of the receipt thereof. Any adjustment to the Closing Purchase Price will be paid in accordance with Section 3.04(b).

Section 2.04. Allocation of Purchase Price. At least five Business Days prior to the Closing Date, Purchaser and Sellers will agree as to the allocation of the Purchase Price (together with any Assumed Liabilities properly taken into account as consideration for assets comprising the Purchased Business for Tax purposes) among the assets comprising the Purchased Business, which allocation shall be based on the principles set forth in Schedule 2.04. Purchaser and Sellers will agree to a reasonable readjustment of the allocation of the Purchase Price that has been subject to an adjustment pursuant to Section 3.04(b) within 30 days following the determination of any increase or decrease in the Purchase Price pursuant to Section 3.03(a). Sellers and Purchaser will each complete all Returns, designations and elections in a manner consistent with the final allocation and otherwise follow the final allocation for all Tax purposes on and subsequent to the Closing Date and not take any position inconsistent with the final allocation. If such allocation is disputed by any Tax authority or other Government, the party receiving notice of such dispute will promptly notify the other party and the parties will use their Best Efforts to sustain the final allocation. Sellers and Purchaser will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

ARTICLE 3

ADJUSTMENT TO PURCHASE PRICE

Section 3.01. Preparation of Closing Date Balance Sheet. As soon as practicable, but in any event within 45 days after the Closing Date, Sellers will prepare and deliver to Purchaser the Closing Date Balance Sheet and a statement (the “Closing Net Working Capital Statement”), which shall set forth an itemized calculation of the Net Working Capital of the Purchased Business (excluding MCG) as of the Closing Date as derived from the Closing Date Balance Sheet (the “Closing Net Working Capital”).

Purchaser will give Sellers and their representatives access at all reasonable times to the properties, Books and Records of the Purchased Business for such purpose, subject to the execution by the Sellers of appropriate confidentiality provisions and subject to any applicable privileges that may attach to such Books and Records. The Closing Date Balance Sheet and the Closing Net Working Capital Statement will be prepared in accordance with AAP, using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology as used in preparing the Unaudited Financial Statements. Notwithstanding the definition of Purchased Business, no adjustment will be made to the Purchase Price under this Article 3 based upon the working capital of MCG (including without limitation any working capital adjustment under the MCG Purchase Agreement).

Section 3.02. Foreign Companies’ Exchange. The exchange rates in effect on the date of execution of this Agreement will be used to convert the local currency used on the local Companies’ balance sheets into U.S. dollars for purposes of preparing the Closing Date Balance Sheet and the Closing Net Working Capital Statement. Specifically, the parties will use the William Mercer Company midpoint foreign exchange rates (WMR FIX) in effect on the date of execution of this Agreement as provided on the Reuters system.

Section 3.03. Adjustments to Closing Date Balance Sheet. Purchaser will have 45 days from the date of delivery of the Closing Date Balance Sheet to review the Closing Date Balance Sheet and the Closing Net Working Capital Statement. If, in Purchaser’s reasonable judgment, the Closing Date Balance Sheet and the Closing Net Working Capital Statement were not prepared in accordance with Section 3.01, Purchaser will have the right to suggest adjustments to the Closing Date Balance Sheet and the Closing Net Working Capital Statement within such 45-day period. However, Purchaser may not dispute any amounts reflected on the Closing Date Balance Sheet and the Closing Net Working Capital Statement except on the basis that the Closing Date Balance Sheet and the Closing Net Working Capital Statement were not prepared in accordance with AAP applied on a basis consistent with Section 3.01. Purchaser will notify Sellers in writing of each disputed item, specifying the amount thereof in dispute, within the 45-day review period set forth in this Section 3.03. Within 45 days of any notice of a disputed item by Purchaser, Purchaser and Sellers will use their Best Efforts to resolve and agree upon any such proposed adjustments. If, after a period of 30 days following the date on which notice of any proposed adjustment is given, any adjustment still remains disputed, then Sellers and Purchaser will engage by mutual agreement an internationally recognized accounting firm to resolve any remaining disputes (the “CPA Firm”). The decision of the CPA Firm will be final and binding on the parties. The scope of the CPA Firm’s engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the notice of dispute, and the recalculation, if any, of the Closing Net Working Capital in light of such resolution, and such firm shall be deemed to be acting as experts and not as arbitrators. In its review of the Closing Date Balance Sheet and the Closing Net Working Capital Statement, the CPA Firm will be limited, as to each item in dispute, to resolving such item either in favor of the Sellers or in favor of the Purchaser. The fees and expenses of the CPA Firm will be allocated between Purchaser, on the one hand, and the Sellers, on the other, so that the Purchaser’s share of such fees and expenses shall be equal to the percentage of the disputed amount that is unsuccessfully disputed by the Purchaser, and the Seller’s share of such fees and expenses shall be equal to the percentage of the disputed amount that is unsuccessfully disputed by the Sellers, in each case as finally determined by the CPA Firm. For purposes of complying with the terms set forth in this Section 3.03, each party shall cooperate with and make available to the other party and its representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Net Working Capital Statement and the resolution of any disputes thereunder. The “Final Net Working Capital Statement” shall be deemed to be the (i) the Closing Net

Working Capital Statement if Purchaser does not notify Sellers of any disputed items within the 45-day review period specified above, or (ii) if Purchaser does notify Sellers of any disputed items within the 45-day review period specified above, the Closing Net Working Capital Statement, as adjusted by either (A) the agreement of the parties or (B) the CPA Firm.

Section 3.04. Adjustment to Purchase Price.

(a) Net Working Capital. The Purchase Price is based in part on Net Working Capital of the Purchased Business of $36,093,000. If the Net Working Capital of the Purchased Business as set forth on the Final Net Working Capital Statement exceeds 36,343,000, the Purchase Price will be increased by such excess on a dollar-for dollar basis. If the Net Working Capital of the Purchased Business as set forth on the Final Net Working Capital Statement is less than 35,843,000, the Purchase Price will be decreased by such shortfall on a dollar-for dollar basis. No adjustment will be made to the Purchase Price if the Net Working Capital as set forth on the Final Net Working Capital Statement is between 35,843,000 and 36,343,000.

(b) Adjustment. Any net increase in the Purchase Price pursuant to Section 3.04(a) will be paid to Sellers by Purchaser within five Business Days following the determination thereof in the same manner as payment of the Purchase Price under Section 2.03 or in accordance with Sellers’ written instructions. Any net decrease in the Purchase Price resulting pursuant to Section 3.04(a) will be paid to Purchaser by Sellers within five Business Days following the determination thereof by wire transfer or certified check in accordance with Purchaser’s instructions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Each of the Sellers, jointly and severally, hereby makes the following representations and warranties to Purchaser on and as of the date hereof:

Section 4.01. Sellers’ Authority. Each Seller has full corporate power and authority to enter into this Agreement and each of the Related Agreements to which it is to be a party and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized in accordance with each Seller’s Corporate Documents and no other corporate proceeding on the part of any Seller is necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Related Agreements will be at the Closing, duly and validity executed and delivered by each Seller, and constitute, or will constitute at the Closing, legal, valid, binding and enforceable agreements of each Seller, enforceable against it in accordance with their terms, except as limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting creditors’ rights generally, and (ii) by general principles of equity.

Section 4.02. Organization and Good Standing of the Companies, the Subsidiaries and SGS Canada. The Companies, the Subsidiaries and SGS Canada are corporations duly organized, validly existing and in good standing under the Law of the jurisdiction in which they are incorporated, and each has full corporate power to carry on its business as currently conducted and to own or lease and to operate the properties that it now owns or leases. Each Company, each Subsidiary and SGS Canada is duly qualified and in good standing as a foreign corporation in each jurisdiction where the current nature of its business or the ownership or leasing of its properties requires such qualification (which jurisdictions are listed in Schedule 4.02), except where failure to so qualify or be in good standing has no Material Adverse Effect.

Section 4.03. Capitalization of Companies; Title to Shares.

(a) Capital Shares. The capital stock of SGS consists solely of 750 shares of 6% cumulative nonparticipating, preferred stock, par value of $100.00 per share, none of which are issued and outstanding, and 18,000 shares of common stock, par value of $25.00 per share, of which 16,032 shares are issued and outstanding (the “SGS Shares”). The capital stock of SGS Mexico consists solely of three social parts, two of which represent the fixed capital stock and one represents the variable capital stock, par value of $1.00 Peso Mexican Currency or its multiple, all of which have voting rights and are issued and outstanding (the “SGS Mexico Social Parts”), with RMC holding 99% of the SGS Mexico Social Parts and SGS holding 1% of the SGS Mexico Social Parts. The issued share capital of SGS UK is comprised of 50,000 ordinary shares of £1 each, all of which are issued and outstanding (the “SGS UK Shares”). The capital stock of Mozaic consists solely of 100,000 shares of voting common Class A stock and 900,000 shares of non-voting common Class B stock, $0.10 par value per share, of which 10,314 shares of voting common stock and 142,563 shares of non-voting common stock (which equal 51% of the outstanding shares of each class of voting common stock and 50.997% of each class of non-voting common stock, respectively) are issued and outstanding to SGS, and such shares owned by SGS are hereinafter referred to as the “Mozaic Shares.” The Mozaic Shares together with the SGS Shares, the SGS Mexico Social Parts, and the SGS UK Shares, are referred to as the “Shares.” All of the issued and outstanding Shares are validly issued and outstanding, fully paid and non-assessable. The Shares have been issued and will be transferred to Purchaser in compliance with all applicable federal, state and foreign securities Law. Except as provided on Schedule 4.03. there are no outstanding subscriptions, options, warrants, calls or other rights of any kind, agreements, arrangements or commitments to purchase or otherwise acquire, and no securities convertible into, capital stock or other securities of the Companies.

(b) Title to SGS Shares. RMC is the owner, beneficially and of record, of all of the SGS Shares. All of the SGS Shares are free and clear of all Encumbrances.

(c) Title to SGS Mexico Social Parts. RMC and SGS are the owners, beneficially and of record, of all of the SGS Mexico Social Parts. All of the SGS Mexico Social Parts are free and clear of all Encumbrances.

(d) Title to SGS UK Shares. Alcoa UK is the legal and beneficial owner of all of the SGS UK Shares. All of the SGS UK Shares are free and clear of all Encumbrances.

(e) Title to Mozaic Shares. SGS is the owner, beneficially and of record, of the Mozaic Shares. All of the Mozaic Shares are free and clear of all Encumbrances, except as set forth on Schedule 4.03.

(f) No Options. There is no contract, option or any other right of another binding upon Sellers to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the assets of SGS Canada other than pursuant to the provisions of this Agreement or pursuant to purchase orders accepted by SGS Canada in the usual and ordinary course of business.

Section 4.04. Subsidiaries. Except as set forth on Schedule 1.133, the Companies, the Subsidiaries and SGS Canada do not own or hold, directly or indirectly, any ownership interest of any kind in any Person.

Schedule 4.02 and Schedule 4.04 set forth the jurisdiction and date of formation, officers and directors, authorized stock or other ownership interests, the current owners of its equity and their respective ownership interests therein of each Subsidiary and any jurisdictions in which any such Subsidiary is qualified to do business as a foreign corporation, and any exceptions to such disclosures. Mozaic’s and SGS UK’s ownership interests in the Subsidiaries as described in Schedule 4.04 are validly issued, fully paid and non-assessable and owned of record and beneficially by Mozaic and SGS UK, free and clear of all Encumbrances. There are no outstanding subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments obligating Mozaic or SGS UK to transfer or sell any of its shares in any Subsidiary.

Section 4.05. Consents and Approvals; No Violation. Except as set forth in Schedule 4.05, neither the execution nor delivery of this Agreement nor the consummation by Sellers of the transactions contemplated hereby or thereby will:

(a) conflict with or result in any breach of any provision of the respective articles or certificates of incorporation and by-laws (or comparable charter and other organizational documents) (together, “Corporate Documents”) of Sellers, the Companies or the Subsidiaries;

(b) require any consent, approval, authorization or permit of, or filing with or notification to, any Government entity, except (i) in connection with any state, provincial, or local tax which is attributable to the beneficial ownership of the Real Property, if any (the “Gains Taxes”); (ii) as may be required by any applicable state or provincial securities or “blue sky” Laws or state or provincial takeover Laws; (iii) such filings and consents as may be required under any Applicable Environmental Law pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement; (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, individually or in the aggregate, has no Material Adverse Effect or would not prevent or materially delay performance by the Companies, the Sellers or the Subsidiaries of their material obligations under this Agreement; and (v) such filings, consents, approvals, orders, registrations and declarations as may be required under the merger notification investment Laws or competition Laws of any country (if any) in which Purchaser, Sellers or the Companies conduct any business or own any assets.

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Encumbrance or loss of a material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, license, permit, lease, indenture, Contract, agreement or other instrument or obligation to which the Companies, the Subsidiaries or SGS Canada are a party or by which any of their properties or assets may be bound, except in any such case where requisite waivers or consents have been obtained or which individually or in the aggregate has no Material Adverse Effect; or

(d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.05 are duly and timely obtained or made, contravene or violate any Law applicable to the Companies, the Subsidiaries or SGS Canada or to any of their properties or assets, except for violations which, individually or in the aggregate, have no Material Adverse Effect.

Section 4.06. Intangible Property.

(a) The registered Intangible Property primarily used or held for use by the Purchased Business is set forth on Schedule 4.06. Except as disclosed on Schedule 4.06. the Companies, the Subsidiaries and SGS

Canada are the owners of, or a licensee under valid licenses for, all items of the Purchased Business Intangible Property. Except as disclosed on Schedule 4.06. (i) neither the Companies, the Subsidiaries or SGS Canada is in material breach or default (nor with the giving of notice or lapse of time or both would be in material breach or default) under any license sublicense, consent or other agreement pertaining to any Intangible Property, and each such license, sublicense, consent or other agreement is now and immediately following the Closing (subject to any required consents, each of which is set forth on Schedule 4.05) shall be valid and in full force and effect; (ii) to the knowledge of Sellers, no third party is in material breach or default (nor with the giving of notice or lapse of time or both would be in material breach or default) under any license sublicense, consent or other agreement pertaining to any Intangible Property; (iii) to the knowledge of Sellers, there are no contracts, licenses or agreements between the Companies, the Subsidiaries or SGS Canada and any other person with respect to any Intangible Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received thereunder; (iv) to the knowledge of the Sellers, none of the Intangible Property is being infringed by any third party; and (v) there are no claims pending or, to the knowledge of Sellers, threatened, that the Companies, the Subsidiaries or SGS Canada are in violation of any intellectual property or other intangible property rights of any third party, in each case other than any default, infringement or claim that, individually or in the aggregate, has no Material Adverse Effect.

(b) Except as set forth in Schedule 4.06, all of the material patents, trademarks, service marks, copyright and domain names used by the Purchased Business are registered, valid and in full force and are held of record in the name of the applicable Company, Subsidiary or SGS Canada (or legal predecessor).

Section 4.07. Title to Assets; Absence of Encumbrances. Except as otherwise disclosed on Schedule 4.07 and subject to the Permitted Exceptions, each of the Sellers, the Companies, the Subsidiaries and SGS Canada has good and marketable title to, or, in the case of leased assets, has a valid leasehold interest in, all of the real and personal assets owned or used by the Purchased Business. Except for Permitted Exceptions and as otherwise disclosed on Schedule 4.07. all such assets are free and clear of all Encumbrances.

Section 4.08. Real Property.

(a) Owned Real Property. Schedule 4.08 sets forth (i) the real property owned exclusively by the Companies, the Subsidiaries or SGS Canada, and (ii) all of the real property owned by the Sellers (other than SGS Canada) used primarily for the operation of the Purchased Business ((i) and (n), the “Owned Real Property”). All improvements on the Owned Real Property have been maintained in accordance with the usual business practices of each of the Sellers, the Companies, and the Subsidiaries, and to the best knowledge of Sellers there exist no material defects with respect to said improvements. Neither the Sellers, the Companies nor the Subsidiaries is in, and to the best knowledge of Sellers, none of the other parties to any Leases is in, material default under any of the Leases. Except as set forth in Schedule 4.08, none of the Owned Real Property or Leased Real Property or any current use thereof violates any applicable building, zoning or other land-use Law or any covenant, condition, restriction, easement or order of any Government having jurisdiction over such property. Except as disclosed on Schedule 4.08, there are no outstanding options, repurchase rights or rights of first refusal to purchase or lease any Owned Real Property, or any portion thereof or interest therein to which a Seller, a Company or a Subsidiary is a party. The Sellers, the Companies, SGS Canada and the Subsidiaries together have good and marketable fee title to all of the Owned Real Property, free and clear of all Encumbrances except for Permitted Exceptions.

(b) Leased Real Property. Schedule 4.08 sets forth a list of all leases, subleases and licenses of real property, including all amendments, extensions, renewals, supplements and guaranties with respect thereto, (i) to which a Company, SGS Canada or a Subsidiary is a party, or (ii) to which a Seller (other than SGS Canada) is a party if the real property that is the subject of such Lease is used primarily in the Purchased Business (together, the “Leases” and, the real property that is the subject of the Leases, the “Leased Real Property”). True, correct and complete copies of all Leases have previously been made available to Purchaser. Neither the Sellers, the Companies nor any Subsidiaries are obligated to pay any leasing or brokerage commission relating to any Lease that has not already been paid and, except as set forth on Schedule 4.08, none will have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease.

(c) There are no material eminent domain, condemnation or other similar proceedings pending or threatened against any Seller, any Company or any Subsidiary or otherwise affecting any portion of the Owned Real Property or the Leased Real Property and no such entity has received any notice of the same.

Section 4.09. Labor and Employment Agreements.

(a) Each person actively and inactively employed in the Purchased Business as of the date of this Agreement including without limitation, all absent employees, those employees who are on leave of absence, military absence, STD, LTD and worker’s compensation, is listed, by name or by reference to a designated number, on Schedule 4.09 (which schedule may be updated as of the Closing Date to reflect any departures or new hires) (the “Business Employees”). The employees of MCG, as identified in the MCG Purchase Agreement, are incorporated by reference into Schedule 4.09. Except as set forth in Schedule 4.09. the Companies, the Subsidiaries and SGS Canada (i) are not subject to any collective bargaining or other labor agreement relating to the Purchased Business; (ii) are not a party to, involved in, or to the knowledge of the Sellers, threatened by, any labor dispute or unfair labor practice charge, or (iii) are not subject to any employment, retainer, or consulting agreement that gives rise to any annual payment obligation in excess of $100,000 to any of the Business Employees to which Sellers or the Companies are a party, or by which either is bound and (iv) have not recognized and are not required to recognize any labor organization as the collective bargaining representative of any of the employees of the Purchased Business. Except as set forth on Schedule 4.09, in respect of SGS Canada, no Business Employee has any agreement as to the length of notice or termination or severance payment required to terminate his or her employment, other than as implied by Law. None of the Sellers, the Companies or the Subsidiaries have committed any unfair labor practice that has a Material Adverse Effect on the Purchased Business. There is no labor strike, work slowdown or stoppage pending or, to the knowledge of Sellers, threatened against the Purchased Business and except as set forth in Schedule 4.09, there has been no such action against the Purchased Business during the last three years.

(b) The Companies, SGS Canada and the Subsidiaries have properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors (including nurses and recruiters), and have withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Companies, SGS Canada and each Subsidiary.

Section 4.10. Litigation and Proceedings. Except as set forth on Schedule 4.10. there are no claims, actions, suits, proceedings or investigations, judicial or administrative, pending or to the best knowledge of Sellers, threatened, against, the Companies, the Subsidiaries or SGS Canada which individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 4.10, no judgment, decree, injunction, rule or order of any Governmental entity or arbitrator is outstanding against the Companies, the Subsidiaries or SGS Canada that individually or in the aggregate has a Material Adverse Effect or which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

Section 4.11. Legal Compliance. Except (a) as set forth on Schedule 4.11 or (b) as has no Material Adverse Effect, the Purchased Business has been conducted in accordance with all Laws applicable to the Sellers, the Companies or the Subsidiaries. Except as provided on Schedule 4.11, the Companies, the Subsidiaries and SGS Canada collectively possess all requisite Governmental franchises, licenses, permits, authorizations, approvals and consents (“Permits”) to own their properties and to carry on the Purchased Business as it is now being conducted, and the Companies, the Subsidiaries and SGS Canada are not in violation of or in default under such Permit applicable to the Companies, the Subsidiaries, SGS Canada or any of their respective assets and properties, in each case other than where such failure to possess, violations, or defaults, individually or in the aggregate, has no Material Adverse Effect.

Section 4.12. Tax Matters.

(a) Filing of Returns. Except as set forth on Schedule 4.12, the Companies and the Subsidiaries have properly completed and filed on a timely basis all Returns of the Companies and the Subsidiaries or related to the Purchased Business required to be filed on or prior to the date hereof. All such Returns are true, correct and complete and accurately reflect the taxable income (or other measure of Tax) of the Companies and the Subsidiaries in all material respects.

(b) Payment of Taxes. With respect to all amounts in respect of Taxes imposed on the Companies or the Subsidiaries or for which the Companies or the Subsidiaries are or could be liable, whether to Tax authorities (as, for example, under Law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been fully complied with in all material respects, and all such amounts required to be paid by the Companies or the Subsidiaries to Tax authorities or others on or before the date hereof have been paid.

(c) Audit History. Except as set forth on Schedule 4.12, no Returns with respect to the Companies or the Subsidiaries are currently the subject of a Tax audit or examination and neither the Sellers, the Companies, nor the Subsidiaries have received notice of any threatened Tax audit or examination. No material issues have been raised (or are currently pending) by any Tax authority in connection with any of the Returns filed by the Companies or the Subsidiaries in connection with the Purchased Business. No waivers of statutes of limitation with respect to the Returns have been given by or requested with respect to any Taxes of the Companies or the Subsidiaries. Except to the extent shown on Schedule 4.12, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of the Companies, the Subsidiaries or SGS Canada, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Unaudited Financial Statements of the Purchased Business.

(d) Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Companies, the Subsidiaries or SGS Canada.

(e) SGS Canada. SGS Canada is not a non-resident person within the meaning of section 116 of the Income Tax Act (Canada).

(f) All Taxes of the Companies and Subsidiaries or with respect to the Purchased Business that are required to be withheld and deposited have been withheld and deposited.

(g) No claim has ever been made by a jurisdiction in which any of the Companies or the Subsidiaries does not file Returns that such Company or Subsidiary is or may be subject to taxation in that jurisdiction.

(h) None of the Companies or the Subsidiaries will be required, following the Closing Date, to include in taxable income (or exclude as a deduction from taxable income) any income or expense item that is attributable to a period prior to the Closing Date as a result of a change in method of accounting, closing agreement, installment sale or other event occurring prior to the Closing.

(i) SGS Canada is duly registered for the purposes of the GST Act (registration number 887994150RT0001) and is duly registered for the purposes of the QST Act (registration number 1210803447TQ0001).

Section 4.13. Employee Benefits.

(a) Employee Benefits Plans. Schedules 4.13 (b) and (c) lists each employee welfare benefit plan, employee pension benefit plan, and any other material employee benefit plan, program or arrangement of any kind which the Sellers, the Companies or the Subsidiaries maintain, participate in, contribute to, or is a party to, and in which the Business Employees participate in, or are entitled to receive benefits under, or are a party to, including, without limitation, any written employment agreement and any written retention agreement, any severance, bonus, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life or accident insurance, pension, profit sharing, deferred compensation, or other employee incentive program, agreement or commitment, whether covered by private plans or plans mandated under Law (individually, an “Employee Benefit Plan” and collectively the “Employee Benefit Plans”). Except as set forth on Schedule 4.13(a), the Subsidiaries do not have any Employee Benefit Plans and do not have any employees.

(b) US Employee Benefit Plans. Schedule 4 13 (b) lists each Employee Benefit Plan that Sellers, SGS, Mozaic and the Subsidiaries of Mozaic maintain for the benefit of Business Employees in the U.S. or to which SGS, Mozaic and the Subsidiaries of Mozaic contribute for the benefit of Business Employees in the U.S. or in which their Business Employees participate (individually, each an “US Employee Benefit Plan” and collectively the “US Employee Benefit Plans”). Except as set forth on Schedule 4.13(b), with regard to each US Employee Benefit Plan:

(i) Each US Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code including, in the case of a defined compensation plan subject to Code Section 409A, IRS Notice 2005-1 and the proposed regulations promulgated under Section 409A.

(ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such US Employee Benefit Plan that is an “employee pension benefit plan” under ERISA and the Code (a “US Employee Pension Benefit Plan”) and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such US Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Sellers, SGS and Mozaic

(iii) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such US Employee Benefit Plan that is an “employee welfare benefit plan” under ERISA and the Code (a “US Employee Welfare Benefit Plan”).

(iv) Each such US Employee Benefit Plan that is a US Employee Pension Benefit Plan and intended to meet the requirements of a “qualified plan” under Code Section 401 (a) has received a favorable determination letter from the Internal Revenue Service.

(v) With respect to each US Employee Benefit Plan that Sellers, SGS, Mozaic and the Subsidiaries of Mozaic maintain or in which their Business Employees participate or to which Sellers, SGS, Mozaic and the Subsidiaries of Mozaic have been required to contribute with respect to their Business Employees, except as provided on Schedule 4.13(b)(v):

(1) No US Employee Benefit Plan that is a US Employee Pension Benefit Plan (other than any Multiemployer Plan as defined in Section 3(37) of ERISA) has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation (“PBGC”). No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the knowledge of Sellers, threatened.

(2) There have been no Prohibited Transactions with respect to any US Employee Benefit Plan, which are not exempted under ERISA and the Code. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any US Employee Benefit Plan (other than routine claims for benefits) is pending or, to the best knowledge of Sellers, threatened. Sellers do not have any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(3) Neither Sellers, SGS, Mozaic nor any of their ERISA Affiliates has incurred with respect to the Purchased Business, and none has any reason to expect that the Purchased Business will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any US Employee Pension Benefit Plan.

(4) Neither Sellers, SGS, Mozaic nor any of their ERISA Affiliates has any liability with respect to the Purchased Business (including withdrawal liability) or contingent liability by reason of a transaction described in Section 4204 of ERISA with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(5) Sellers, SGS, Mozaic and each of their ERISA Affiliates with respect to the Purchased Business have complied with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder, including, without limitation, the “M&A regulations” issued as Treasury Regulations § 54.4980B-9, with respect to each US Employee Welfare Benefit Plan that is, or was during any taxable year of Sellers, SGS, Mozaic or any ERISA Affiliate with respect to the Purchased Business for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 5000(b)(1) of the Code.

(6) No payment which is or may be made by, from or with respect to any US Employee Benefit Plan, to any employee, former employee, director or agent of SGS, Mozaic or

Subsidiary of Mozaic, either alone or in conjunction with any other payment, will or could properly be characterized as an excess parachute payment under section 280G of the Code.

(c) Foreign Employee Benefit Plans. Schedule 4.13(c) lists each Employee Benefit Plan that Sellers, SGS Canada, SGS Mexico, or SGS UK maintain for the benefit of Business Employees in Canada, Mexico and England and Wales or to which Sellers, SGS Canada, SGS Mexico, or SGS UK contribute for the benefit of Business Employees in Canada, Mexico or England and Wales or in which their Business Employees participate (individually, each a “Foreign Employee Benefit Plan” and collectively the “Foreign Employee Benefit Plans”). Except as set forth on Schedule 4.13(c), with regard to each Foreign Employee Benefit Plan:

(i) All of the Foreign Employee Benefit Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with their terms and all Laws.

(ii) No Foreign Employee Benefit Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any regulatory authority, or by any other party (other than routine claims for benefits).

(iii) All contributions or premiums required to be paid by SGS Canada, SGS Mexico, or SGS UK (collectively, the “Foreign Companies”) under the terms of each Foreign Employee Benefit Plan or by Laws have been made in accordance with Laws and the terms of the Foreign Employee Benefit Plans within the required time periods.

(iv) No commitments to improve or otherwise amend any Foreign Employee Benefit Plan have been made except as required by applicable Laws or the terms of the collective agreements applicable to the Foreign Companies.

(v) There have been no improper withdrawals, applications or transfers of assets of any Foreign Employee Benefit Plan.

(vi) No Person who is a fiduciary in respect of a Foreign Employee Benefit Plan has breached any fiduciary obligation with respect to the administration or investment of the assets of any such plan.

(vii) None of the Foreign Employee Benefit Plans enjoy any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any Foreign Employee Benefit Plan.

(viii) None of the Foreign Employee Benefit Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

Section 4.14. Material Contracts. Sellers have delivered or made available to Purchaser all written Material Contracts. Except for any contracts excluded as Excluded Assets and as set forth on Schedule 4.14, each Material Contract (a) is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms in all material respects (b) neither the Companies, SGS Canada or any Subsidiaries is in breach or default in any material respect, and no event has occurred which with notice or lapse of time (or both) would constitute a breach or default in any material respect, or permit termination, modification, or acceleration under any Contract that (i) is in excess of $500,000, (ii) imposes non-competition obligations on a Company, a Subsidiary or SGS Canada, or (iii) if terminated has a Material Adverse Effect; (c) to the knowledge of Sellers, no third party is in breach or default in any material respect, and no event has occurred which with notice or lapse of time (or both) would constitute a breach or default in any material respect, or permit termination, modification, or acceleration under any Contract in excess of $500,000, and (d) no party has repudiated or, to the knowledge of the Sellers, threatened to repudiate any provision of such Material Contract.

Section 4.15. Environmental.

(a) Except as set forth on Schedule 4.15, the Companies, the Subsidiaries and SGS Canada have obtained all permits, licenses, approvals and other authorizations (including any authorizations or contracts with any public or privately owned wastewater treatment facilities) which are required under any Applicable Environmental Law with respect to the Purchased Business (“Environmental Permits ”), each of such Environmental Permits is in full force and effect, and the Companies, the Subsidiaries and SGS Canada have obtained or applied or filed for and are in compliance with in all material respects with the Environmental Permits and all Applicable Environmental Law, except for such failures to obtain, be in full force and effect or be in compliance which, individually or in the aggregate, have no Material Adverse Effect. Except as set forth on Schedule 4.15, there are no material claims pending or, to the knowledge of Sellers, threatened against the Companies, the Subsidiaries or SGS Canada under any of the Environmental Permits or any Applicable Environmental Law.

(b) Except as set forth in Schedule 4.15, (i) there have been no Releases of any Hazardous Substances by the Purchased Business, the Companies, the Subsidiaries or SGS Canada or, to the knowledge of Sellers, by any other Person on sites currently owned, operated or leased by the Companies, the Subsidiaries or SGS Canada that would be reasonably likely to form the basis of a claim against the Companies, the Subsidiaries or SGS Canada and (ii) no site or facility now or, to the knowledge of Sellers, previously owned, operated or leased by the Companies, SGS Canada, or the Subsidiaries is listed on the National Priorities List promulgated pursuant to CERCLA, or any similar local, state, provincial or foreign governmental list of properties requiring or which may require clean-up, remediation, monitoring, sampling, removal or any other response action (“Remediation”) except for any such Release or listing which has no Material Adverse Effect. Except as set forth in Schedule 4.15, neither the Companies, the Subsidiaries, nor SGS Canada has been convicted of an offense or has been subjected to any judgment, injunction or other proceeding or been fined or otherwise sentenced for or, to the knowledge of Sellers, found in non-compliance with any Applicable Environmental Law in connection with the Purchased Business, except as has no Material Adverse Effect.

(c) Except as set forth in Schedule 4.15 and the Permitted Exceptions, no Encumbrances have arisen under or pursuant to any Applicable Environmental Law on any site or facility currently owned, operated or leased by the Companies, the Subsidiaries or SGS Canada, except for such Encumbrance which, individually or in the aggregate, has no Material Adverse Effect.

Section 4.16. Financial Statements. Schedule 4.16 sets forth the following combined financial statements of the Companies, the Subsidiaries and SGS Canada (the “Financial Statements”):

(a) the audited combined balance sheets as of December 31, 2004 and 2003, and the related audited combined statements of income, comprehensive income and enterprise capital and cash flows for each of the three years in the period ended December 31, 2004, which financial statements have been reported on by, and are accompanied by the report of, PricewaterhouseCoopers LLP (collectively, the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, and present fairly, in all material respects, the combined financial position of the Companies, the Subsidiaries and SGS Canada as of December 31, 2004 and 2003, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2004.

(b) the unaudited combined balance sheet as of September 30, 2005 and the unaudited combined statement of income for the nine-month period ended September 30, 2005 (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements present fairly, in all material respects, the combined financial position and results of operations of the Companies, the Subsidiaries and SGS Canada as of the date and for the period set forth therein, as prepared in accordance with AAP.

Section 4.17. Insurance Policies. Schedule 4.17 sets forth a complete and correct description of each material surety bond and casualty and property insurance policy (collectively, the “Insurance Policies”) maintained by or for the benefit of the Companies, the Subsidiaries and SGS Canada. All such policies are in full force and effect, all premiums have been paid in full, and no written notice of cancellation has been received with respect to any such insurance.

Section 4.18. Workplace Safety and Insurance Act and Workers Compensation Act. Except as set forth on Schedule 4.18, all levies, penalties and assessments, including, without limitation, experience-rating surcharges, workwell surcharges, payroll premiums, non-compliance charges, contributions or other amounts payable, all current assessments under the Workplace Safety and Insurance Act (Ontario), the Act Respecting Industrial Accidents and Occupational Diseases (Quebec), and other similar workers’ compensation legislation in relation to the Purchased Business have been paid or accrued and, to the knowledge of Sellers, the Purchased Business is not subject to any actual audit or premium reassessment, and the Purchased Business has not been subject to any special or penalty assessment under such legislation which has not been paid.

Section 4.19. No Brokers. Except as set forth on Schedule 4.19, none of the Sellers, the Subsidiaries or the Companies have entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Purchaser to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 4.20. Adequacy of Assets. The material tangible personal property owned or used by the Purchased Business, taken as a whole, is in good operating condition and repair, ordinary wear and tear excepted. Except for the Excluded Assets and as set forth on Schedule 4.20, the personal property, real property and assets to be transferred to Purchaser at the Closing (including without limitation all personal property, real property and assets of the Companies transferred by operation of law pursuant to the stock transfers) constitute all of the personal property, real property and assets required to operate the Purchased Business in the manner as conducted on the date hereof.

Section 4.21. Absence of Changes. Since September 30, 2005, except as set forth in Schedule 4.21 (a) the Purchased Business has been conducted in the ordinary course and, to the knowledge of Sellers, there has not occurred any event, circumstance or fact that, individually or in the aggregate, has a Material Adverse Effect, (b) neither a Seller, a Company nor a Subsidiary has received any written notice of any termination of any Material Contract, which termination has a Material Adverse Effect and (c) none of the Sellers, the Companies, or the Subsidiaries has taken (or agreed to take, except as contemplated by this Agreement) any action that, if taken after the date hereof, would constitute a violation of Section 6.01(g), (h) or (i).

Section 4.22. Relationship with Customers and Suppliers. Sellers and the Companies have not received any written notice that any Major Customer of the Purchased Business or E.I. DuPont de Nemours and Company will terminate or materially and adversely modify its business relationship with the Purchased Business.

Section 4.23. No Undisclosed Liabilities. To the knowledge of Sellers, the Companies, the Subsidiaries and SGS Canada do not have any liabilities (whether accrued, absolute, contingent or otherwise and whether due or to become due) except (i) as set forth or reflected on the Financial Statements (or disclosed in the notes thereto), (ii) as disclosed in the Schedules to this Agreement, including Schedule 4.23 hereto, (iii) for Excluded Liabilities, (iv) for liabilities incurred since December 31, 2004, in the ordinary course of business consistent with past practice, or (v) for any liabilities that have no Material Adverse Effect.

Section 4.24. Accounts Receivable. All of the accounts and notes receivable of the Companies, the Subsidiaries and SGS Canada represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), and have arisen from bona-fide transactions in the ordinary course of business.

Section 4.25. Transactions with Affiliates. Except for the Inter-Company Accounts, the Intra-Company Accounts, or as set forth on Schedule 4.25, none of the Affiliates of either the Companies, the Subsidiaries, SGS Canada or their respective directors, officers, managers or stockholders (a) has borrowed money from, or loaned money to, a Company, a Subsidiary, or SGS Canada, (b) is a party to any Contract with a Company, a Subsidiary, or SGS Canada, (c) has asserted or, to the Seller’s knowledge, threatened to assert any claim against a Company, a Subsidiary, or SGS Canada, (d) is engaged in any transaction with a Company, a Subsidiary, or SGS Canada, or (e) to the Seller’s knowledge, has any direct or indirect financial interest in any competitor, supplier, customer, or distributor of the Purchased Business.

Section 4.26. No Other Warranties or Representations. SELLERS AND PURCHASER SPECIFICALLY ACKNOWLEDGE THAT SELLERS ARE SELLING AND PURCHASER IS PURCHASING THE PURCHASED BUSINESS AND, AS SUCH, IS BUYING THE ON-GOING BUSINESS OF THE COMPANIES, THE SUBSIDIARIES AND SGS CANADA, INCLUDING ACQUIRING ALL BUSINESSES, ASSETS, OBLIGATIONS AND LIABILITIES (OTHER THAN THE EXCLUDED ASSETS AND EXCLUDED LIABILITIES AS SPECIFICALLY SET FORTH HEREIN). PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, UPON WHICH THE PURCHASER HAS RELIED IN ENTERING INTO THIS AGREEMENT, THE ON-GOING BUSINESS IS BEING CONVEYED WITH THE PURCHASED BUSINESS ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS. SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS. PURCHASER HAS INSPECTED, HAS HAD AN OPPORTUNITY AND WILL CONTINUE TO HAVE THE OPPORTUNITY TO INSPECT SAID ASSETS, OBLIGATIONS AND LIABILITIES AND IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLERS, COMPANIES, SUBSIDIARIES, SGS CANADA, OR THEIR AGENTS OR REPRESENTATIVES, AS TO ANY MATTERS CONCERNING THE SAME EXCEPT AS PROVIDED IN THIS AGREEMENT.

Section 4.27. MCG. Except for the representations and warranties made under Section 4.04 of this Agreement, none of the representations and warranties made by Sellers under this Article 4 will be deemed to be made with respect to MCG. All of the representations and warranties with respect to MCG are exclusively made in clause 5, Schedule 3, and Part 3 of Schedule 4 of the MCG Purchase Agreement (as limited by the disclosure letter to the MCG Purchase Agreement), which representations and warranties are hereby incorporated by reference and constitute all of the representations and warranties with respect to MCG made by Sellers to Purchaser. Sellers are deemed to have made such representations on and as of the date hereof. For purposes of Article 4 (except Section 4.04), the terms Purchased Business and Subsidiaries will not include MCG.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Sellers on and as of the date hereof:

Section 5.01 Authority. Purchaser has full corporate power and authority to enter into this Agreement and each of the Related Agreements to which Purchaser is to be a party and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized in accordance with Purchaser’s corporate charter and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Related Agreements will be at the Closing, duly and validly executed and delivered by Purchaser and constitute, and the Related Agreements will constitute at the Closing, legal, valid, binding and enforceable agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as limited (a) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) by general principles of equity.

Section 5.02. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has full corporate power and authority to consummate the transactions contemplated hereby and to conduct the operations of the Purchased Business.

Section 5.03. Validity of Contemplated Transactions. None of the execution, delivery or performance of this Agreement or the consummation of the transactions hereby contemplated will (a) cause any breach of or conflict with the articles, certificate of incorporation, by-laws, or similar organizational documents of Purchaser; (b) contravene or violate any Law to which Purchaser is subject, or (c) require any filing with, or permit, authorization, consent or approval of any Government or any other Person, except for the filings, permits, authorizations, consents and approvals set forth on Schedule 5.03 or as may be required under the competition Laws of the U.S., Canada, Mexico, UK or any other country or supranational authority having jurisdiction over the parties or the transactions contemplated hereby.

Section 5.04. No Brokers. Purchaser has neither entered into nor will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Sellers to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 5.05. Investment Intent. Purchaser is acquiring the Shares for investment and not with a view to the sale or distribution thereof and Purchaser has no commitment or present intention to liquidate the Companies or the Subsidiaries. Sellers have made available or will have made available to Purchaser at a reasonable time before the Closing Date all information necessary for any investment decision and the opportunity to ask questions and receive answers from Sellers regarding all material aspects of the business and operations of the Companies. Sellers have allowed Purchaser to obtain additional information that was or will be necessary to verify the accuracy of the information contained in all written material provided to Purchaser prior to the Closing Date. Purchaser confirms that it has not entered into this Agreement or any document entered into hereunder or referred to herein in reliance upon any guarantee, representation, warranty or undertaking other than those expressly contained herein and acknowledges that it has not relied on, nor will it make any claim in respect of any guarantee, representation, warranty or undertaking made or supplied by or on behalf of Sellers or any other person whatsoever, except as expressly contained herein. Without limiting the general nature of the foregoing, Purchaser confirms that it has not relied on nor will it make any claim against Sellers or any other Person whatsoever in respect of any budget, forecast or other projection of any nature made or supplied by or on behalf of any Person.

Section 5.06. Litigation and Proceedings. There are no material claims, actions, suits, proceedings or investigations, judicial or administrative, pending or to Purchaser’s Knowledge, threatened against Purchaser which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

Section 5.Q7. Availability of Funds. Purchaser has delivered to Alcoa commitment letters from UBS Loan Finance LLC and UBS Securities LLC (the “Commitment Letters”), pursuant to which the lenders thereunder have committed to Purchaser sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

Section 5.08. GST and QST Registrations. Purchaser represents and warrants that it shall use its Best Efforts to become duly registered for the purposes of the GST Act and the QST Act prior to the Closing.

ARTICLE 6

COVENANTS PENDING CLOSING

Section 6.01 Conduct of Business. Sellers will ensure that the Companies, the Subsidiaries and SGS Canada shall, from the date of this Agreement until the Closing Date, conduct the Purchased Business only in the ordinary course and substantially consistent with past practice, and in connection therewith:

(a) maintain and keep their properties and equipment in substantially as good repair, working order and condition as at the date hereof, except for ordinary wear and tear;

(b) except with respect to sales to customers of the Purchased Business in the ordinary course, not sell, transfer or otherwise dispose of or agree to sell, transfer or otherwise dispose of any assets of the Purchased Business which have a sales price in excess of $500,000, individually or in the aggregate;

(c) keep in full force and effect insurance comparable in amount and scope of coverage to that maintained by them with respect to the Purchased Business before the date hereof, except for modifications or changes occurring in the ordinary course of the purchase of insurance coverage by Alcoa and provided that: (i) in no event will the Sellers, the Companies, the Subsidiaries or SGS Canada be required to enter into any replacement policy, the premiums of which exceed 200% of the premiums of the policy to be replaced, and (ii) the refusal of any insurer to renew any such policy will not constitute a breach of this paragraph;

(d) not amend their Corporate Documents;

(e) not transfer, issue, sell or dispose of any shares of capital stock or other equity interests of the Companies or the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other equity interests of the Companies or any of the Subsidiaries;

(f) not institute any general layoff of employees or implement any early retirement plan or announce the planning of such a program;

(g) not make or revoke any Tax election or settle or compromise any material Tax liability with any Government;

(h) not change any method of accounting for Tax purposes that would have an impact on a Company or Subsidiary following the Closing Date;

(i) maintain their books of account and records in its usual, regular and ordinary manner, consistent with their past practice;

(j) use their Best Efforts to (i) maintain and preserve the Purchased Business intact; (ii) retain the employees identified in Schedule 4.09; and (iii) maintain the existing relationships of the Purchased Business with its suppliers and customers so that they will be preserved after the Closing; and

(k) not take any affirmative action or intentionally fail to take an action that, in either case, would (i) render any of Sellers’ representations and warranties hereunder inaccurate as of the Closing Date or (ii) result in any of the occurrences set forth in Section 4.21 hereof; and not take or agree in writing or otherwise fail to take any of the actions described in Sections 6.01 (a) to (j) above.

Section 6.02. Contracts, Agreements and Commitments. From the date of this Agreement until the Closing Date, the Companies, the Subsidiaries or SGS Canada will not enter into any agreement, contract or commitment in connection with the Purchased Business involving payments (in one or more installments) in excess of $500,000.00, except in the ordinary course of business, without notice to, and prior consultation with Purchaser.

Section 6.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and subject to such exceptions determined by the Sellers in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, solely to facilitate consummation of the transactions contemplated by this Agreement and not so that Purchaser may conduct additional diligence, the Sellers shall cause the Companies, the Subsidiaries, and SGS Canada to (i) afford the officers, employees, representatives, attorneys, accountants, advisors, financing sources and other agents (the “Representatives”) of Purchaser reasonable access, during normal business hours, to the offices, properties, Books and Records of the Companies, the Subsidiaries, and SGS Canada for any reasonable purpose or use thereof, and (ii) furnish to the Representatives of Purchaser such additional financial and operating data and other information regarding the Companies, the Subsidiaries, and SGS Canada as Purchaser may from time to time reasonably request and use Best Efforts to endeavor to make the officers, employees, consultant, attorneys, agents, independent accountants and actuaries of the Companies, the Subsidiaries, and SGS Canada available to discuss such aspects of the business, financial conditions or prospects of the Companies, the Subsidiaries and SGS Canada as may reasonably be necessary; provided, however, that such investigation or request shall not materially interfere with any of the businesses or operations of the Companies, the Subsidiaries or SGS Canada; and provided, further, that the auditors and accountants of the Companies, the Subsidiaries or SGS Canada shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers.

(b) From the effective date of this Agreement to the Closing, the Sellers will cause the Companies, the Subsidiaries and SGS Canada and their respective officers, employees and advisors to provide, all cooperation reasonably requested by Purchaser in connection with the arrangement of any financing to be consummated contemporaneously with or at the Closing in respect of the transactions contemplated by this Agreement (the “Financing”), including participation in meetings, due diligence sessions, road shows and the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents and the delivery of management representation letters from the Companies, the Subsidiaries and SGS Canada to accountants as may be reasonably requested by Purchaser. Notwithstanding the foregoing, Purchaser acknowledges and agrees that (i) except as set forth in (ii) below, none of the Sellers or their affiliates, the Companies, the Subsidiaries, SGS Canada or their respective officers, employees or advisors will give, or be deemed to have given, any representation or warranty, or provided any other assurance, to any person, nor owe or accept any duty or responsibility to any Person, whether in contract or in tort or otherwise, nor shall any of them be liable in respect of any Loss arising out of or in connection with the Financing or Sellers’ cooperation with regard to financial reports under Section 8.04(a), including, in connection with a person’s reliance upon any information delivered in connection with the Financing and (ii) the only representations or warranties made by any of the Sellers, the Companies, the Subsidiaries, SGS Canada in relation to the Purchased Business are those expressly set forth in this Agreement and solely on the terms and conditions thereof and such representations and warranties are made exclusively to Purchaser and no one else, except as set forth in Section 14.08.

(c) The Purchaser agrees to indemnify and hold harmless the Sellers and their respective affiliates (for purposes of this Section 6.03 only, as the term “affiliates” is defined in Rule 501(b) under the 1933 Act), officers, employees and advisors against any and all Losses, as incurred, arising out of or connected with the Financing or Sellers’ cooperation with regard to financial reports under Section 8.04(a), including without limitation with respect to:

(i) any Loss arising out of any untrue statement or alleged untrue statement of a material fact made in connection with the Financing or contained in (or deemed to be contained in) any document used in connection with the Financing (or any amendment thereto) (other than as set forth in this Section 6.03(c) below), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading;

(ii) any Loss to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; and

(iii) any Loss (including the fees and disbursements of counsel chosen by Sellers), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clause (i) or (ii) above.

The foregoing indemnity in this Section 6.03(c) shall not apply to any Loss if the Purchaser has a right to indemnification from Sellers under Article 13 for the matter that is the subject of such Loss. Any claim for indemnity made by the Sellers pursuant to this Section 6.03(c) shall be made in accordance with the procedures set forth in Article 13. Notwithstanding the above, (i) Purchaser is not responsible for incidental out-of-pocket costs incurred by Sellers and its affiliates, officers and employees to cooperate as contemplated by this Section 6.03, and (ii) Purchaser is responsible for costs incurred by Sellers in engaging Sellers’ outside accounting firm to assist with the Financing, with Purchaser to reimburse Sellers promptly for such costs incurred by Sellers.

Section 6.04. Supplements to Disclosure. From time to time prior to the Closing, Sellers will promptly supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. The parties acknowledge that if Sellers supplement or amend the Schedules hereto between execution of this Agreement and the Closing Date as permitted under this Section 6.04, all such supplements and amendments may be considered by Purchaser in assessing whether Sellers have satisfied the Material Adverse Effect condition to Closing set forth in Section 7.02(f).

Section 6.05. Permissible Activities.

(a) Notwithstanding the provisions of this Article 6, except as provided in Section 6.05(b) below, nothing in this Agreement will be construed or interpreted to prevent Sellers, the Companies, the Subsidiaries or any Affiliate of Sellers from at any time between execution of this Agreement and the Closing Date (i) paying or making regular or special dividends or other withdrawals or distributions of cash or marketable securities or of any property that is not necessary for conducting the present operations of the Purchased Business, (ii) eliminating or settling all Inter-Company Accounts, or (iii) engaging in any other transaction incidental to the normal cash management procedures of Sellers, the Companies, the Subsidiaries and the Affiliate of Sellers, including short-term investments in time- deposits, certificates or deposit and banker’s acceptances made in the ordinary course of business consistent with past practice.

(b) Notwithstanding Section 6.05(a) above, Sellers, the Companies, the Subsidiaries and any Affiliate of Sellers may not withdraw or distribute the cash of MCG between execution of this Agreement and the Closing Date. Purchaser will pay to Sellers on the Closing Date the amount of any additional cash injected into MCG by Sellers between execution of this Agreement and the Closing Date. Such payment by Purchaser to Sellers, if any, will be an adjustment to the Purchase Price.

Section 6.06. Transfer of Excluded Assets and Excluded Liabilities. The Companies and the Subsidiaries shall use their Best Efforts to transfer all of the Excluded Assets and Excluded Liabilities that are held by them to one or more of the Sellers or an Affiliate of Sellers prior to the Closing. Such transfers shall be in a form and substance reasonably acceptable to Purchaser.

Section 6.07. Exercise of Best Efforts.

(a) Subject to the terms and conditions herein provided, each of the parties hereto will use its Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and make effective the transactions contemplated by this Agreement, including using its Best Efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to such filings, consents, approvals, orders registrations and declarations as may be required under the Laws of the U.S., Canada, Mexico, UK or any foreign country in which the Purchased Business conducts any business or owns any assets). Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate Purchaser or its Affiliates with respect to any competition filing (i) to initiate, pursue or defend any litigation (or threatened litigation) to which any Government is a party; (ii) to agree or otherwise become subject to any material limitations imposed by the Government on (A) the right of Purchaser or its Affiliates effectively to control or operate the Purchased Business, or (B) the right of Purchaser to acquire or hold the Companies or the Subsidiaries or the assets of SGS Canada; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the Purchased Business. The Sellers agree that no representation, warranty or covenant of Purchaser in this Agreement shall be breached or deemed breached as a result of the failure by Purchaser to take any of the actions specified in the preceding sentence. Subject to applicable Laws relating to the exchange of information, Sellers and Purchaser will have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to the Purchased Business or Purchaser, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the transactions contemplated by this Agreement.

(b) Sellers and Purchaser will keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Government. In that regard, each party will without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other of) any material communications from or with any Government with respect to the transactions contemplated by this Agreement; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed material written (or any material proposed oral) communication with any such Government; (iii) not participate in any meeting material to the Closing of this Agreement with any such Government unless it consults with the other in advance and to the extent permitted by such Government gives the other the opportunity to attend and participate thereat; (iv) furnish the other with copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Government with respect to this Agreement; and (v) furnish the other with such necessary information and reasonable assistance as Sellers and Purchaser may reasonably request in connection with preparation of necessary filings or submissions of information to any Government. Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of their materials (Sellers and Purchaser, as the case may be) or its legal counsel.

ARTICLE 7

CONDITIONS PRECEDENT TO THE CLOSING

Section 7.01. Conditions to the Obligations of Both Parties. The obligations of each of Purchaser and Sellers to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions precedent:

(a) there will not be any injunction, writ, temporary restraining order or any order of any nature issued by any court or governmental agency directing that the transactions contemplated by this Agreement are illegal or otherwise restrains or prohibits the transactions contemplated by this Agreement;

(b) there will not be pending or known to be threatened any action, proceeding or investigation before any such court or governmental agency seeking as to any party hereto any such injunction, writ, temporary restraining order or other such order; and

(c) if applicable, any waiting period or review required by any Government will have expired, lapsed or been terminated, or such review has been completed and approved, as appropriate;

Section 7.02. Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction, or the waiver by Purchaser in writing, at or prior to the Closing, of the following conditions precedent:

(a) Accuracy of Representations and Warranties. The representations and warranties of each of the Sellers contained in this Agreement and the other documents to be delivered hereunder will have been true and correct as stated when made and will be repeated and be true and correct as stated at and as of the Closing as if the phrase “on and as of the date hereof” in the lead in to Article 4 and Section 4.27 were replaced with the phrase “on and as of the Closing Date,” except as permitted by the interim covenants under Article 6;

(b) Performance by Sellers. Sellers will have duly performed and complied with, in all material respects, the terms, agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing;

(c) Financing. The Purchaser shall have received the funds necessary to consummate the transactions contemplated by this Agreement pursuant to the terms set forth in the Commitment Letters and otherwise on terms satisfactory to the Purchaser;

(d) Required Consents. All third party consents listed on Schedule 7.02(d) (the “Required Consents”) shall have been obtained and Purchaser shall have received written evidence thereof;

(e) Planning Act Compliance. The subdivision control provisions of the Planning Act (Ontario) will have been complied with, such compliance to be effected by Sellers at their expense, and Purchaser will have been furnished with evidence satisfactory to it that the sale and purchase of the Real Property is in compliance with such provisions;

(f) No Material Adverse Effect. No Material Adverse Effect shall have occurred, nor shall any event or circumstance which has a Material Adverse Effect have occurred between the signing of this Agreement and the Closing Date;

(g) Bulk Sales Act Compliance. Purchaser will have been furnished with evidence satisfactory to it that the sale and purchase of the assets of SGS Canada is in compliance with the provisions of the Bulk Sales Act (Ontario); and

(h) Closing Documents. Purchaser will have received all of the documents required to be delivered by Sellers to Purchaser pursuant to Section 10.02.

Section 7.03. Conditions Precedent to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction, or waiver by Sellers in writing, at or prior to the Closing, of the following conditions precedent:

(a) Accuracy of Representations. The representations and warranties of Purchaser contained in this Agreement and other documents to be delivered hereunder will have been true and correct in all respects when made and will be repeated and be true and correct in all respects at and as of the Closing as if the phrase “on and as of the date hereof” in the lead in to Article 5 were replaced with the phrase “on and as of the Closing Date,” except as permitted by the interim covenants under Article 6.

(b) Performance by Purchaser. Purchaser will have duly performed and complied with, in all material respects, the terms, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Closing Documents. Sellers will have received all of the documents and the Closing Purchase Price required to be delivered by Purchaser to Sellers pursuant to Section 10.03.

ARTICLE 8

ADDITIONAL COVENANTS OF PURCHASER AND SELLER

Section 8.01. Press Releases. Except as may be required by Law, neither Purchaser nor its Affiliates, on the one hand, nor Sellers nor any of their Affiliates, on the other, will issue any press release or other public communication relating to this Agreement or the transactions contemplated hereby without the prior consent of the other, which consent will not be unreasonably withheld or delayed.

Section 8.02. Further Assurances. After the Closing and for no further consideration, Purchaser and Sellers will perform all such reasonable actions and execute, acknowledge and deliver all such reasonable assignments, transfers, consents and other documents as the other may reasonably request to complete the transaction contemplated hereby.

Section 8.03. Cooperation and Assignments.

(a) From the date hereof and after the Closing Date, Sellers will use their Best Efforts, and Purchaser will cooperate with Sellers, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties required to be obtained by Sellers to enable Purchaser to obtain the benefit of the transactions contemplated hereby.

(b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby will be construed as an attempt or agreement to assign any right to be assigned to Purchaser pursuant to this Agreement, including any contract, lease, license, governmental permit, certificate, approval, authorization or other right, which by its terms or by Law is non-assignable without the consent of any other party or Government, unless and until such consent will have been obtained. Failure to secure such consent will not constitute a breach of this Agreement, provided, however, the Purchaser shall not be required to close the transaction contemplated by this Agreement unless all Required Consents are obtained or waived. Sellers will use their Best Efforts to cooperate with Purchaser at its request to obtain such consents promptly. Neither Sellers nor any of their Affiliates will have any obligation to remain secondarily liable or to pay any transfer, assignment of other fee to affect the transfer of any contract, license or Permits in connection with this Agreement.

Section 8.04. Access and Cooperation.

(a) After the Closing Date, Purchaser will provide Sellers and Sellers will provide Purchaser with such information as Sellers or Purchaser may from time to time reasonably request with respect to the Purchased Business, and will provide Sellers and their representatives or Purchaser and its representatives, as applicable, reasonable access during regular business hours and upon reasonable notice to the Books and Records, as Sellers or Purchaser may from time to time reasonably request; provided that Purchaser will not be obligated to provide Sellers, and Sellers will not be obligated to provide Purchaser, with any information that is subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, that relates to trade secrets or is in violation of any Law and, provided further that any information so provided by Purchaser to Sellers shall be subject to Section 8.11. At Purchaser’s reasonable request and expense, Sellers agree to make their internal accountants reasonably available after the Closing Date to provide data so that Purchaser may prepare any financial reports for the Purchased Business for pre-Closing periods as may be requested by any Government. Sellers and Purchaser will cooperate with each other and their respective insurers, as applicable, in all reasonable respects in connection with any workers’ compensation claims and the defense of any Third Party Claim, including making available records relating to such workers’ compensation or Third Party Claim and furnishing, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such workers’ compensation or Third Party Claim or for testimony as a witness in any proceeding relating to such workers’ compensation or Third Party Claim. The defending party shall pay all reasonable out-of-pocket expenses incurred by the employees of the non-defending party in connection with the previous sentence.

(b) Subrogation of Sellers. The parties acknowledge that the Companies and Subsidiaries have rights of recovery, claims and privileges against various third parties with respect to the Purchased Business (including without limitation sellers of the stock or assets that now constitute part of the Purchased Business under the various acquisition agreements between such sellers and the Companies and/or the Subsidiaries), which rights, claims and privileges will be transferred to Purchaser as part of the Purchased Business and which rights, claims and privileges may overlap with Purchaser’s indemnifications rights set forth in this Agreement. The parties further acknowledge that the parties do not intend that Purchaser recover any Loss incurred related to the Purchased Business from both Sellers on one hand, and any such third party, on the other. Accordingly, if Sellers indemnify Purchaser under this Agreement and any of the Companies or Subsidiaries has a right of recovery, claim or privilege against a third party to recover all or a portion of the amount indemnified by Sellers, then Purchaser will assign to Sellers Purchaser’s rights of recovery, claims and privileges therefor so that Sellers may separately seek to recover from such third party the amount of the indemnification paid by Sellers to Purchaser hereunder. If any such right, claim or privilege is not by its terms assignable or require the consent of a third party and such third party will not provide such requisite consent, Purchaser will retain such rights, claims and privileges for the benefit of Sellers and will make its Best Efforts to cooperate with Sellers (at Sellers’ expense) in all reasonable respects at Seller’s request to facilitate the enforcement of such rights, claims and privileges on behalf of Sellers.

(c) Pursuant to this Agreement, Sellers will retain, as part of the Excluded Assets, certain rights, claims and privileges of the Sellers and the Subsidiaries related to the Excluded Assets and Excluded Liabilities. Rights of recovery, claims and privileges against third parties will include without limitation the rights of SGS UK under the MCG Purchase Agreement to recover from the seller of MCG or any third party escrow holder pursuant to the MCG Purchase Agreement with respect to any transfer of the liabilities out of the Pension Scheme, including any rights to the Retention Account and the Second Retention Account, as such terms are defined in the MCG Purchase Agreement. If any of such rights, claims or privileges are not by its terms assignable or require the consent of a third party and such third party will not provide such requisite consent, the Purchaser will retain such rights, claims and privileges for the benefit of Sellers and will make its Best Efforts to cooperate with Sellers (at Sellers’ expense) in all reasonable respects at Seller’s request to facilitate the enforcement of such rights, claims and privileges on behalf of Sellers, including without limitation, continued enforcement of the Cylicron Engineered Cylinders, LLC v. Southern Graphic Systems settlement. With respect to those rights, claims and privileges that, but for lack of the requisite consent, would have been transferred to Sellers under this Agreement under Section 8.04(b) and this Section 8.04(c), Purchaser agrees that after the Closing, the Companies and the Subsidiaries (i) will continue to enforce, at Sellers’ expense, such rights, claims and privileges that are currently being enforced, (ii) will enforce, at Seller’s expense and request, such rights, claims and privileges as are not currently being enforced, and (iii) will not waive or otherwise release any third party from such rights, claims and privileges without Sellers’ consent. Purchaser’s cooperation will include, without limitation, the Companies and the Subsidiaries using or continuing to use, at Seller’s expense, Sellers’ designated counsel to enforce such rights, claims and privileges on Sellers’ behalf. Purchaser expressly agrees that Sellers will control all disputes and proceedings at Seller’s expense, in enforcing such rights, claims and privileges on Sellers’ behalf.

(d) Sellers and Purchaser will cooperate with each other and their respective insurers, as applicable, in all reasonable respects in connection with any claims or privileges retained by Sellers and the defense of any Third Party Claim, including making available records relating to such claims and furnishing, at the defending party’s expense, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claims or for testimony as a witness in any proceeding relating to such claims.

(e) If, after the Closing Date, Sellers receive payment with respect to the Purchased Business (including without limitation accounts receivable), Sellers will promptly remit such funds to Purchaser. Similarly, if, after the Closing Date, Purchaser receives payment with respect to any of the Excluded Assets, Purchaser will promptly remit such funds to Sellers.

Section 8.05. Liabilities. Purchaser understands and agrees that from and after the Closing, except for the Excluded Liabilities, the indemnity obligations set forth in Section 11.05 and Article 13, and as otherwise specifically provided in this Agreement to the contrary, Sellers will have no liability or responsibility for any liability or obligation of or arising out of or relating to the Companies, the Subsidiaries or the operation or ownership by Sellers (or any of its predecessors) of the Companies, the Subsidiaries or the Purchased Business of whatever kind or nature, whether contingent or absolute and whether arising prior to or on or after the Closing Date.

Section 8.06. Tax Matters.

(a) Each of the Sellers will be responsible for the preparation and filing of all Returns required by Law to be filed with respect to the Companies and the Subsidiaries or relating to the Purchased

Business, measured by and/or including periods ending on or before the Closing Date and for the payment of all Taxes due with respect to such Returns, including all increases in Taxes for which the Companies and the Subsidiaries become liable after the Closing Date because of audit adjustment made by Tax authorities to any item of income, deduction or credit reported with respect to such entity for any taxable year ending before or on the Closing Date, over the amount of Taxes for which the Companies and the Subsidiaries would have been liable absent such adjustments (all such Returns, the “Pre-CIosing Returns” and all Taxes related thereto “Pre-CIosing Taxes”). All Pre-CIosing Returns shall, so far as they relate to the Companies, the Subsidiaries or the Purchased Business, be prepared in a manner consistent with past practice and shall accurately reflect the taxable income (or other measure of Tax) required to be reported on such Return. Purchaser, the Companies and the Subsidiaries will cooperate in such preparation and filing of all such Returns, including the preparation and execution of Tax forms and related schedules for inclusion in Sellers’ Returns when such data becomes available to Purchaser, the Companies and the Subsidiaries. Each of the Sellers will retain any refunds received of Taxes paid for periods ending on or before the Closing Date to the extent not reflected in Closing Net Working Capital. For periods ending on or before the Closing Date, the Companies and the Subsidiaries may be included in Sellers’ consolidated federal income Return and any state or local unitary, combined and/or consolidated Return which will be filed under the Law applicable and in effect thereto.

(b) Except as otherwise provided in this Agreement, Purchaser will be responsible, after the Closing Date, for the preparation and filing of all Returns required to be filed with respect to the Companies, the Subsidiaries or the Purchased Business following the Closing Date and the payment of all Taxes due with respect to such Returns. Purchaser will reimburse Sellers for any Taxes paid by Sellers following the Closing with respect to any taxable period of the Companies and the Subsidiaries subsequent to the Closing Date. Sellers will reimburse Purchaser for any Taxes paid by Purchaser with respect to the Companies and the Subsidiaries for periods prior to the Closing Date that exceed the amount accrued for such Taxes in final determination of Closing Net Working Capital.

(c) With the cooperation of Seller, Purchaser shall prepare (or cause to be prepared), and shall file (or cause to be filed) all Returns (other than the income tax return of SGS Canada) for Tax periods which begin before the Closing Date and end after the Closing Date. Purchaser shall provide Seller with a copy of each such Return that relates to income Taxes, together with a proposed calculation of the portion of the Taxes allocable to the portion of such taxable period ending on the Closing Date for its review and comment at least 21 days prior to the applicable filing deadline for such Return (taking into account applicable extensions) and shall make such changes to such Returns as Purchaser shall reasonably request in writing no later than 10 days prior to the applicable filing deadline. Purchaser shall pay to the appropriate Tax authorities all Taxes due with respect to such Tax periods; provided that, Seller shall pay to Purchaser within fifteen (15) days after the date on which such Taxes are paid, an amount equal to the portion of such Taxes which relates to any period prior to the Closing Date and that exceed the amount properly accrued for such Taxes in final determination of Closing Net Working Capital. For purposes of this Section 8.06, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the period prior to the Closing Date shall (i) in the case of any real property, personal property and other ad valorem Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The portion of any refunds or credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date.

(d) With respect to any future claims by Tax authorities arising from Pre-Closing Returns relating to the Companies or the Subsidiaries, Alcoa will have the right to contest or cause the Companies or the Subsidiaries to contest such claims on Sellers’ behalf and at Alcoa’s expense. Alcoa will have the right, at Alcoa’s expense, to cause the Companies and the Subsidiaries to amend any returns of the Companies and the Subsidiaries, relating to taxable periods ending on or before the Closing Date. Purchaser or the Purchased Business will remit to Sellers within a reasonable period of time any funds paid to the Purchased Business as a result of a successful contest of such claim or amended returns. Purchaser and the Companies will have the right to contest any future claims that may arise, or to amend any Returns of the Companies (other than Sellers’ consolidated federal income Return and any state or local unitary, combined and/or consolidated Returns), relating to the period subsequent to the Closing Date. Sellers will cooperate in furnishing information including Books and Records in connection with any such contest.

(e) The party responsible under this Section 8.06 for filing the Returns applicable to the relevant Tax shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which either party may incur liability hereunder. Subject to the preceding sentence, if an adverse determination may result in each party having responsibility for an amount of Taxes under this Section 8 06, each party shall be entitled to reasonably participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Section 8.06 the term “participation” shall include (i) participation in conferences, meetings or proceedings with any taxing authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the proceeding clauses (l) and (n), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

(f) Purchaser will provide or will cause the Companies and the Subsidiaries to provide, to Sellers within a reasonable period of time any information, including information contained in Books and Records, in their possession for the period ending on or before the Closing Date in response to all reasonable requests by Sellers, including without limitation (i) as necessary to complete the Returns required to be filed by Sellers or necessary in connection with any contest of any claims by or against a Tax authority, (ii) as necessary to make corrections to previous Returns, and (iii) in the event of an audit by a Tax authority. Purchaser will, and will cause the Companies and the Subsidiaries to prepare and/or execute Tax forms and related schedules for inclusion in Sellers’ Returns as reasonably requested by Sellers.

(g) At Purchaser’s option, Alcoa and Purchaser shall join in making and shall take all steps necessary to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and any comparable statute in any other state, local jurisdiction with respect to the purchase and sale of the SGS Shares pursuant to this Agreement and for any Subsidiaries for which such an election may be available (the “Section 338(h)(10) Elections”), and to file such Section 338(h)(10) Elections in accordance with applicable laws Purchaser and Seller shall cooperate in the completion and timely filing of such Section 338(h)(10) election and all documentation required to be submitted to any taxing authority in accordance with the provisions of Treasury Regulation Section 1 338(h)(10)-l or any successor provision. Purchaser shall prepare and Alcoa shall execute IRS Form 8023 with respect to the Section 338(h)(10) Elections, which shall be delivered at Closing, and Purchaser shall be responsible for the actual filing of such form.

(h) In the event such Section 338(h)(10) Election is made pursuant to Section 8.06(g):

(i) Purchaser, Sellers and Alcoa shall cooperate in the completion and timely filing of such Section 338(h)(10) Elections and all documentation required to be submitted to any taxing authority in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-l or any successor provision.

(ii) Within sixty (60) days after the Closing Date, Purchaser shall deliver to Sellers a completed IRS Form 8883 including a proposed allocation of that portion of the Purchase Price attributed to SGS on Schedule 2,04, as adjusted, among the assets of SGS. The proposed allocation must be made in accordance with Section 338 of the Code and Treasury Regulations promulgated thereunder. Within the twenty (20) day period following receipt of the proposed allocation, Sellers shall notify the Purchaser in writing of its approval or of any objections that it may have. If Sellers approves of the proposed allocation, such allocation shall become final. If Sellers’ object to the proposed allocation, the Purchaser and Sellers shall use their good faith efforts to resolve the matter within the (60) day period following receipt by the Purchaser of Seller’s objection. If the Purchaser and Sellers are unable to resolve the matter within such period, then Purchaser and Sellers will jointly cooperate in good faith promptly to select an independent public accounting firm, of national reputation, to arbitrate the dispute, to review the proposed allocation and to determine the appropriate allocation in accordance with the terms and conditions of this Section within a further period of thirty (30) days. Such determination shall be final and binding on the Purchaser and Sellers. The fees and expenses of the independent public accounting firm will be paid one-half by Purchaser and one-half by Sellers.

(i) Except as otherwise expressly provided in this Agreement, all Tax sharing, Tax indemnification or similar agreements with respect to Taxes to which a Company or Subsidiary may be a party to prior to the Closing shall be terminated on or before the Closing and none of the Companies or the Subsidiaries shall have any obligation thereunder following the Closing.

(j) Following the Closing, Sellers shall fully indemnify and hold the Purchaser, the Companies, the Subsidiaries and their Affiliates harmless with respect to all Losses attributable to the following Taxes:

(i) All Taxes of the Companies and the Subsidiaries for any taxable period ending on or before the Closing Date (or in the case of a taxable period beginning on or before the Closing Date and ending following the Closing Date, the portion of such taxable period ending on the Closing Date) including any and all Taxes attributable to the Section 338(h)(10) Elections;

(ii) All Taxes of SGS Canada; and

(iii) All Taxes of any other Person for which a Company, Subsidiary or SGS Canada may become liable following the Closing Date:

(A) pursuant to Treas. Reg. §1.1502-6 (or analogous provision of state; local or foreign Tax law) as a result of being a member of a consolidated, combined, unitary or other group of corporations at any time prior to the Closing;

(B) as a result of being a party to a Tax sharing, Tax indemnification or similar agreement prior to the Closing; or

(C) as a result of being a successor to such other person for Tax purposes by merger, liquidation or other transaction prior to the Closing.

Section 8.07. Alcoa Names; Purchaser’s Obligations Post-Closing. After the Closing Date, none of Purchaser, the Companies, or the Subsidiaries may use the terms “Alcoa,” “Aluminum Company of America,” or any similar trade names or trademarks, including the Alcoa symbol trademark (the “Prohibited Terms”) for any purpose whatsoever except as specifically permitted on a transitioned basis only in this Section 8.07. Within 60 days after the Closing Date, Purchaser shall take all actions necessary so that the Purchased Business will have ceased using the Prohibited Terms in any manner and will have removed them from all elements of the Purchased Business including, but not limited to, its stationery, marketing documentation and all other external written communications that contain the Prohibited Terms, buildings, plant, machinery, vehicles, products and packaging. Promptly after but in no event later than five Business Days after the Closing Date, Purchaser will ensure that all stationery, marketing and all other external written communications used in the Purchased Business that contain Prohibited Terms clearly indicate the true nature of the ownership of the Purchased Business. Purchaser shall indemnify Sellers against any loss suffered by Sellers as a result of the Purchaser’s breach of its obligations pursuant to this Section 8.07. Purchaser, the Companies, the Subsidiaries and the Purchased Business acknowledge and agree that they will be prohibited from using the Prohibited Terms in any manner whatsoever after the expiry of such 60-day period following the Closing Date. Purchaser acknowledges that breach of this Section 8.07 would cause irreparable harm to Sellers and as such Purchaser consents to an injunction without the posting of a bond and Sellers shall be entitled to any other remedies Sellers are entitled to for such breach under equity or Law.

Section 8.08. Confidentiality. The terms of the Confidentiality Agreement signed by Citigroup Venture Capital Limited and Deutsche Bank Securities Inc. dated July 6, 2005 (the “Confidentiality Agreement”), are hereby incorporated by reference and will continue in full force and effect until the Closing, at which time the obligations of Purchaser under such Confidentiality Agreement with respect to the Purchased Business will terminate.

Section 8.09. Insurance Policies.

(a) Before the Closing Date, Sellers will ensure that Alcoa maintains the insurance policies and surety bonds with respect to the Purchased Business maintained by Alcoa as of the date of this Agreement. As of the Closing Date, Sellers will ensure that Alcoa will cause to be canceled that part of any such contract of insurance or surety bond maintained by Alcoa for the Purchased Business, and Purchaser shall assume such responsibilities.

(b) Purchaser acknowledges and understands that the Purchased Business is currently a participant in Sellers’ insurance program and, as such, is billed on an ongoing basis by Sellers or one of their Affiliates for the self-insured or deductible portion of all of the claims of the Purchased Business administered under that program with respect to the Purchased Business (“Administered Claims”) and related expenses and charges, as well as premium audit adjustments related to Purchased Business under the program.

(c) After the Closing, Sellers or their Affiliates may pay or otherwise incur the following costs and expenses (on behalf of the Purchaser) to Sellers’ brokers, insurance carriers, and/or claims administrators insuring or administering Sellers’ insurance program (i) amounts related to the self-insured portion (including, but not limited to, payment obligations under deductibles and self insured retentions) payable on Administered Claims, and (ii) expenses and charges arising out of the administration of an

Administered Claim (hereinafter, collectively referred to as an “Insurance Payment”). To the extent that any Insurance Payment relates to an Administered Claim that is not subject to Sellers’ obligations set forth in Article 13 of this Agreement or any indemnification provision in the Agreement, Purchaser agrees to reimburse, or to cause the Purchased Business to reimburse, Sellers, their Affiliates, or their respective assigns or designees, as the case may be, for the amount of the Insurance Payment within thirty (30) days of receipt of such request for reimbursement and customary documentation evidencing such payment.

(d) Purchaser, its Affiliates and the Purchased Business shall fully cooperate with Sellers, their Affiliates, their insurers and claims administrators in the defense of all Administered Claims for which the Purchased Business is entitled to defense and indemnification.

Section 8.10 Noncompete.

(a) Sellers, on their own behalf and on behalf of their Affiliates (each a “Restricted Party”), covenant that each will not, for a period of five years from the Closing Date, anywhere in North America (including without limitation Mexico and Canada), Europe and Asia, engage in or become associated as a partner, owner, stockholder, member, officer or director of any Person engaged in any business that directly or indirectly competes with the Purchased Business as conducted as of the Closing Date. For greater certainty, the Restricted Party covenants that it will not provide property or services in competition with the property or services to be provided by Purchaser in the course of carrying on the Purchased Business as conducted by Purchaser as of the Closing Date, for a period of five years from the Closing Date, anywhere in North America (including without limitation Mexico and Canada), Europe and Asia. The Restricted Party and the Purchaser acknowledge that the non-competition covenant granted in this Section 8.10(a) is granted to maintain or preserve the value of the goodwill acquired by Purchaser from the Restricted Party hereunder. Notwithstanding anything to the contrary in this Section 8.10(a), none of the Restricted Parties shall be prohibited from (i) acquiring a controlling interest in any Person (whether as shareholder, principal, partner, agent, security holder, independent contractor, consultant or otherwise) that owns less than ten percent of any class of security of a Person which competes with the Purchased Business if such security is publicly traded on a national securities exchange, (ii) acquiring a business if no more than 25% of its revenues are derived from activities that are competitive with the Purchased Business, (iii) acquiring a business if the total revenues that are derived from such competitive activities are less than $10,000,000, or (iv) acquiring a business that provides internal graphic services similar to the services performed by the Purchased Business only to the acquired business and not to any third parties. The provisions of this Section 8.10(a) are in no way intended to restrict, limit or otherwise alter the operation by the Restricted Parties of their businesses as conducted as of the Closing Date.

(b) Release. On the Closing Date, the Sellers, on behalf of themselves and their Affiliates (other than the Companies and the Subsidiaries), in consideration of the mutual promises set forth herein and other valuable consideration, release and discharge each of the Companies and the Subsidiaries and their respective officers, directors, partners, members, agents, attorneys, representatives, employees, executors, trustees, and Affiliates and their respective successors and assigns (collectively, for purposes of this Section 8.10(b), the “Released Parties”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, agreements, promises, damages, judgments, executions, claims and demands whatsoever, in law or equity, whenever arising, which the Sellers and/or their successors, assigns, or trustees ever had, now have or hereafter can, shall or may, have against one or more of the Released Parties; provided, however, that this release shall not affect either (i) the rights or obligations of any of the parties to this Agreement or any agreements contemplated hereby or entered into in connection herewith, or (ii) any commercial arrangements relating to the sale of goods and/or services between the Companies, the Subsidiaries and SGS Canada, on the one hand, and the Sellers and their Affiliates (other than the Companies, the Subsidiaries and SGS Canada), on the other hand, subject to Section 8.12.

Section 8.11. Confidentiality. After the Closing Date, the Sellers shall, and shall cause each of their Representatives and Affiliates to, except as required by law or legal process, maintain in confidence any and all information concerning the Purchased Business known by Sellers and disclose such information only to their Representatives. Sellers shall cause each of their Representatives to agree for the benefit of Purchaser to maintain the confidentiality of such information and Sellers shall be liable for any breach of such agreement by Representative. Sellers shall have no liability hereunder for disclosure of any such information which can be shown to have been in the public domain other than as a result of an unauthorized disclosure by Sellers or any of its Affiliates or Representatives. In the event that Sellers or any of their Affiliates or any Representatives is legally compelled to disclose any of such information, Sellers will (x) give prompt notice thereof to Purchaser to enable Purchaser, at Purchaser’s cost, to seek an appropriate protective order, and (y) furnish only such portion of such information as is legally required to be disclosed.

Section 8.12. Inter-Company Accounts; Intra-Company Accounts. Prior to the Closing, Sellers will settle or eliminate all Inter-Company Accounts so that, on the Closing Date, the Companies, the Subsidiaries and SGS Canada are not indebted to or owed by the Sellers or any Affiliate of the Sellers, except to the extent otherwise agreed in writing by Sellers and Purchaser. Sellers will not eliminate Intra-Company Accounts and such Intra-Company Accounts will become the responsibility of Purchaser as of the Closing Date. On the Closing Date, Sellers will determine the dollar invoice value of all accounts receivable of the Purchased Business arising from orders placed by a Seller or an Affiliate of Sellers (other than the Companies, the Subsidiaries or SGS Canada) with the Companies, the Subsidiaries and SGS Canada and shipped and invoiced by a Company, a Subsidiary or SGS Canada in the 30 day period immediately preceding the Closing Date. Sellers will not settle or eliminate these accounts receivable as Inter-Company Accounts and instead will reclassify them as trade receivables and transfer them to Purchaser as part of the Purchased Business. The parties will include these accounts receivable in calculating the Closing Net Working Capital.

Section 8.13. Election in respect of accounts receivable and the GST and QST Act.

(a) SGS Canada and Purchaser will execute, on a timely basis and using the prescribed forms, joint elections under section 22 of the Income Tax Act (Canada) and section 184 of the Taxation Act (Quebec) as to the sale of the accounts receivable of SGS Canada to be purchased hereunder, and will each file such election forms with the Canada Revenue Agency and the Ministére du Revenu du Québec with their respective Returns for their respective Tax years that include the date hereof and will prepare their respective Returns in a manner consistent with such joint elections. For purposes of such joint elections, the elected amount in respect of the accounts receivable will be consistent with the Purchase Price allocation as set forth in or determined pursuant to Section 2.03 with respect to the accounts receivable (after taking into account any adjustments under Section 3.03).

(b) Provided that the Purchaser is duly registered for the purposes of the GST Act and QST Act, the Purchaser and SGS Canada shall, on or before Closing, jointly execute the prescribed election forms to jointly make the elections provided for under section 167 of the GST Act and section 75 of the QST Act apply to the sale and purchase of the Purchased Business of SGS Canada hereunder so that no GST or QST is payable in respect of such sale and purchase under the GST Act and QST Act. Purchaser will file such election forms with the Ministere du Revenu du Quebec within the time prescribed by the GST Act and the QST Act.

Notwithstanding such election, in the event it is determined by Canada Revenue Agency or Ministere du Revenue of Quebec, as the case may be, that there is a liability of Purchaser to pay, or of SGS Canada to collect and remit, any GST or QST on all or part of the Purchased Business, such GST and QST shall be forthwith paid by Purchaser to Canada Revenue Agency or Ministere du Revenue of Quebec, or to SGS Canada, as the case may be, and the Purchaser shall indemnify and save SGS Canada harmless with respect to any such GST and QST, as well as any interest and penalties relating thereto.

Section 8.14. Election in Respect of Restrictive Covenants. SGS Canada and Purchaser confirm that (i) no proceeds are received or receivable by SGS Canada for granting the non-competition covenant under Section 8.10(a) (“Non-Compete”) and (ii) the amount that could otherwise be regarded as consideration for the Non-Compete is included in the allocation to goodwill of the Purchased Business to be acquired from SGS Canada. SGS Canada and Purchaser will execute and file, on a timely basis and using the prescribed form, joint elections to have (i) paragraph 56.4(3)(b) of the Income Tax Act (Canada), as proposed in clause 70 of the July 18, 2005 draft technical amendments to the Income Tax Act (Canada), apply to the amount of the Purchase Price attributable to the Non-Compete and (ii) subsection 56.4(5) of the Income Tax Act (Canada), as proposed in clause 70 of the July 18, 2005 draft technical amendments to the Income Tax Act (Canada), apply to the Non-Compete, and shall prepare their respective Returns consistent with such joint elections. For the purposes of such joint elections, the amount of the Purchase Price attributable to the Non-Compete will be consistent with the Purchase Price allocation determined in accordance with Section 2.04. SGS Canada and Purchaser confirm that the amount allocated to the Non-Compete in accordance with Section 2.04 is the portion of the Purchase Price paid by Purchaser to SGS Canada that can reasonably be regarded as consideration for the Non-Compete. If any Tax authority or Government having jurisdiction alleges that the portion of the Purchase Price paid to SGS Canada that can reasonably be regarded for the Non-Compete is not the amount SGS Canada and Purchaser have allocated in accordance with Section 2.04, SGS Canada may, after consultation with such Tax authority or Government, adjust the allocation of the Purchase Price between the Non-Compete and any amount otherwise allocated to the Purchased Business (the “Reallocation”). Thereafter, the Purchase Price paid to Sellers for the Non-Compete and the Purchased Business will be deemed to be and always to have been the corresponding amounts under the Reallocation and SGS Canada and Purchaser will amend their elections or make such further elections as may be necessary. If prescribed forms are not available at that time, then the elections shall be made in an manner acceptable to the Canada Revenue Agency. If the Ministere des Finances du Quebec proposes similar provisions, then SGS Canada and Purchaser agree to make similar elections under the Taxation Act (Quebec).

Section 8.15. Election in respect of future obligations. SGS Canada and Purchaser will execute in a timely fashion a joint election under subsections 20(24) and 20(25) of the Income Tax Act (Canada) and sections 157.10 and 157.11 of the Taxation Act (Quebec) in respect of amounts for future obligations and will file such elections with the Canada Revenue Agency and the Ministere du Revenu du Quebec with their respective Returns for their respective Tax years that include the date hereof.

Section 8.16. Purchaser Payment For Third Party Sale of the Purchased Business.

(a) If within a period of twelve months from the Closing Date, Purchaser consummates a Third Party Sale Transaction and the Enterprise Value represented by such transaction exceeds the Purchase Price by more than the sum of (i) $150 million, plus (ii) any cash used by Purchaser to acquire any business during such twelve-month period (the sum of (i) and (ii), the “Threshold”), the Purchaser shall pay Sellers 50% of the amount by which the Enterprise Value exceeds the sum of the Purchase Price and the Threshold.

(b) As used herein, (i) a “Third Party Sale Transaction” means (A) the divestiture of at least 50% of the Ownership Interest of Purchaser (through a sale of ownership interest, merger and/or consolidation), or (B) the sale of a majority of the business or assets of Purchaser, in a single transaction or a series of related transactions, to a third party other than Citigroup Venture Capital Equity Partners, L.P., Sycamore Ventures, or the Leong Family or their respective Affiliates, officers, directors, employees, or partners, (ii) “Ownership Interest” means either the common stock of Purchaser as calculated on a fully-diluted basis or the majority of the assets of the Purchased Business, and (iii) “Enterprise Value” means (A) in the case of the divestiture of at least 50% of the common stock of Purchaser, the amount paid by the third party to purchase the Ownership Interest (grossed up to represent 100% of the Ownership Interest), plus the Indebtedness of the Purchaser at the time of such sale, less the cash or cash equivalents at the time of such sale, or (B) in the case of a sale of a majority of the assets of the Purchased Business, the amount paid by the third party to purchase such assets, plus the fair market value of any assets of Purchaser which are retained by or otherwise distributed to its stockholders or affiliates in anticipation of or in connection with the Third Party Sale Transaction, plus the Indebtedness of the Purchaser at the time of such sale, less the cash or cash equivalents at the time of such sale.

(c) For the avoidance of doubt, the Enterprise Value will be computed in a manner as illustrated in the examples below.

Example-Sale of Ownership Interest

Within twelve months of the Closing Date, Purchaser closes the sale of 75% of the Ownership Interest to a third party, in a single transaction or a series of related transactions, for $225 million. At the time of the sale, the Indebtedness is $320 million, the cash or cash equivalents is $20 million, and the Purchaser has not used any cash to acquire any business. The Enterprise Value in this example is $600 million, calculated as ($225 million/.75), plus $320 million Indebtedness, minus $20 million in cash. The Threshold is $150 million. Using an illustrative $410 million Purchase Price, the Purchaser will pay the Sellers $20 million, calculated as (i) 50%, multiplied by (ii) $600 million, less $410 million, less $150 million.

Example-Sale of a majority of the business or assets

Within twelve months of the Closing Date, Purchaser closes the sale of a majority of the business or assets to a third party, in a single transaction or a series of related transactions, for $250 million. The fair market value of the assets retained by the Purchaser is $150 million. At the time of the sale, the Indebtedness is $220 million, the cash or cash equivalents is $20 million, and the Purchaser has not used any cash to acquire any business. The Enterprise Value in this example is $600 million, calculated as $250 million, plus $150 million, plus $220 million Indebtedness, minus $20 million in cash. The Threshold is $150 million. Using an illustrative $410 million Purchase Price, the Purchaser will pay the Sellers $20 million, calculated as (a) 50%, multiplied by (b) $600 million, less $410 million, less $150 million.

Section 8.17. Intangible Property. Sellers and Purchaser acknowledge that not all Intangible Property of the Purchased Business is registered or properly registered and the Sellers have taken reasonable steps to register the material Intangible Property set forth on Schedule 4.06 prior to the Closing Date. Purchaser further acknowledges that such registrations may not be complete by the Closing Date. Sellers will use their Best Efforts to cooperate with Purchaser in registering such material Intangible Property after the Closing Date.

Section 8.18. Eastgate - Reimbursement of Expenses. Pursuant to the Eastgate Purchase Agreement and Virginia Law, SGS is entitled to reimbursement for expenses associated with moving from the Eastgate facility to a new facility. As SGS receives such reimbursements from time to time after the Closing Date for such capital and non-capital expenses incurred prior to the Closing Date, Purchaser will promptly remit those funds to Sellers. After the Closing Date, if SGS submits claims for reimbursement of such expenses incurred after the Closing Date and the Commonwealth of Virginia denies any of such claims submitted by SGS for reimbursement for expenses incurred after the Closing Date, then Sellers will promptly reimburse SGS for the amount of such denied claims up to $2.0 million. Purchaser will cause SGS to submit all claims for expenses on a timely basis, with a copy of each claim to Sellers, as well as a copy of any response from the Commonwealth of Virginia regarding acceptance or denial of each claim. Any reimbursement by Sellers for such denied claims under this Section 8.18 will be treated as an adjustment to the Purchase Price.

Section 8.19. MCG Net Cash Adjustment. Promptly upon resolution of the net cash adjustment between SGS UK and the seller of MCG under the MCG Purchase Agreement, Purchaser will pay to Sellers (or Sellers’ designated Affiliate, other than the Companies or the Subsidiaries) the actual net cash adjustment received by SGS UK from the seller of MCG under the MCG Purchase Agreement (which Sellers anticipate will be approximately 101,000 United Kingdom pounds sterling). If the seller of MCG does not pay to Purchaser the amount due and owing SGS UK under the MCG Purchase Agreement, SGS UK will use its Best Efforts to exercise its rights under the MCG Purchase Agreement to obtain such amount due and owing SGS UK (and payable to Sellers under this Section 8.19) from the seller of MCG or the escrow funds established pursuant to the MCG Purchase Agreement.

ARTICLE 9

EMPLOYMENT MATTERS

Section 9.01. General Employment Matters.

(a)	Employment.

(i) US Business Employees. With regard to the Business Employees who are employed in the United States of America (the “US Business Employees”), all US Business Employees employed by Sellers will be offered to continue employment by the Purchaser, on terms and conditions substantially similar in the aggregate to those provided by the Companies immediately poor to the Closing Date, except as provided below. Sellers will continue to employ all absent non-Mozaic US Business Employees including without limitation those employees who are inactive or on leave of absence, military absence, STD, LTD, and worker’s compensation listed on Schedule 4.09, subject to Section 9.04. Such employment will include base compensation provided to each US Business Employee that is at least equal to the base compensation provided to such US Business Employee immediately prior to the

Closing Date. The US Business Employees, as a group, who continue employment with Purchaser as of the Closing Date or pursuant to Section 9.04 are “Transferred US Employees.” Business Employees of SGS, who continue employment with Purchaser as of the Closing Date or pursuant to Section 9.04 are “Transferred SGS Employees,” and Business Employees of Mozaic, who continue employment with Purchaser as of the Closing Date are “Transferred Mozaic Employees.” Effective as of the Closing Date and for a period of one (1) year thereafter, Purchaser will cause the Transferred US Employees to be provided with employee benefit arrangements, including retiree medical benefits (but excluding defined benefit pension plans and stock option, restricted stock or other equity based plans), that will be substantially similar in the aggregate to those provided by Sellers or the Companies to such Transferred US Employees, as a group, immediately prior to the Closing Date. Nothing in the preceding sentence shall be construed to limit the ability of Purchaser to terminate the employment of any Transferred US Employee, nor to impose any greater restriction on the ability of Purchaser to amend, modify or terminate any employee benefit plan than the restrictions to which Sellers and the Companies are subject on the date of this Agreement. Purchaser shall indemnify and hold harmless Sellers against any and all loss, liability or expense arising out of any claims related to employment termination or severance obligations in respect of any Transferred US Employees and such US Business Employees who do not continue employment with Purchaser after the Closing Date. In addition, Purchaser and the Companies will, after Closing, indemnify and hold harmless Sellers against any and all claims made by Transferred US Employees against Sellers to the extent such claims are based upon Purchaser’s and the Companies’ decision not to provide a defined benefit pension plan to such Transferred US Employees following the Closing.

(ii) Canadian Business Employees.

(1) Purchaser shall offer employment to the Canadian Business Employees employed in the Province of Ontario, whether in active or inactive employment, on terms and conditions substantially similar in the aggregate to those provided by SGS Canada immediately prior to the Closing Date. Purchaser shall indemnify and hold harmless Sellers against any and all loss, liability or expense arising out of any claims for notice of termination, pay in lieu of notice of termination and severance obligations in respect of any Transferred Canadian Employees employed in the Province of Ontario and such Canadian Business Employees who do not continue employment with Purchaser after the Closing Date.

(2) Purchaser shall offer to continue the employment of the Canadian Business Employees employed in the Province of Quebec on terms and conditions substantially similar in the aggregate to those they enjoyed as of the Closing Date. Purchaser shall continue the employment of all of the Canadian Business Employees employed in the Province of Quebec who are inactive or on a leave of absence, on short-term or long-term disability leave or workers’ compensation leave as listed in Schedule 4.09, in accordance with applicable Laws. Such terms and conditions of employment will include base compensation, at least at the level currently enjoyed by each such Canadian Business Employee as of the Closing Date. In regards to any of the Canadian Business Employees employed in the Province of Quebec who do not respect the continuation of their employment with Purchaser, Purchaser will have no obligation for any amounts or benefits which may be due to them except as provided in the immediately following sentence. Purchaser shall indemnify and hold Sellers harmless for all costs which the Sellers may incur in relation to any claim, suit, action, cause of action, grievance, complaint and/or demand in connection to events occurring after the Closing Date filed or instituted by any such Canadian Business Employees who continue their employment with Purchaser or whose refusal to continue their employment arises from Purchaser’s failure to provide them with terms and conditions of employment which are substantially similar in the aggregate to those they enjoyed at the Closing Date.

(3) The Canadian Business Employees, as a group, who accept employment with Purchaser as of the Closing Date (in the case of those employed in the Province of Ontario) and who continue employment with Purchaser as of the Closing Date (in the case of those employed in the Province of Quebec) are “Transferred Canadian Employees.” Effective as of the Closing Date and for a period of one year thereafter, Purchaser will provide the Transferred Canadian Employees with terms and conditions of employment substantially similar in the aggregate to those provided by SGS Canada or Sellers immediately prior to the Closing Date, subject to Purchaser’s right to terminate the employment of any Transferred Canadian Employees with or without cause (in the case of those employed in the Province of Ontario) and with or without sufficient cause and/or serious reason (in the case of those employed in the Province of Quebec) after the Closing Date.

(iii) UK Business Employees. With regard to the Business Employees who are employed in Wales and England (the “UK Business Employees”), all UK Business Employees employed by Sellers, whether on active or inactive employment, will be offered to continue employment the Purchaser, on terms and conditions substantially similar in the aggregate to those provided by the Companies immediately prior to the Closing Date. Such employment will include base compensation provided to each UK Business Employee immediately prior to the Closing Date and employee benefit arrangements, which are substantially similar in the aggregate to the employee benefit arrangements provided to each UK Business Employee immediately prior to the Closing Date. The UK Business Employees, as a group, who continue employment with Purchaser as of the Closing Date or pursuant to Section 9.04 are “Transferred UK Employees.” Effective as of the Closing Date and for a period of one year thereafter, Purchaser will cause the Transferred UK Employees to be provided with employee benefit arrangements that will be, substantially similar in the aggregate to those provided by Sellers or the Companies to such Transferred UK Employees, as a group, immediately prior to the Closing Date. Purchaser shall indemnify and hold harmless Sellers against any and all loss, liability or expense arising out of any claims related to employment termination or severance obligations in respect of any Transferred UK Employees and such UK Business Employees who do not continue employment with Purchaser after the Closing Date.

(iv) Mexican Business Employees. With regard to the Business Employees who are employed in Mexico (the “Mexican Business Employees”), all Mexican Business Employees employed by Sellers, whether on active or inactive employment, will be offered to continue employment by the Purchaser, on terms and conditions substantially similar in the aggregate to those provided by the Companies immediately prior to the Closing Date. Such employment will include base compensation provided to each Mexican Business Employee immediately prior to the Closing Date and employee benefit arrangements, which are substantially similar in the aggregate to the employee benefit arrangements provided to each Mexican Business Employee immediately prior to the Closing Date. The Mexican Business Employees, as a group, who continue employment with Purchaser as of the Closing Date or pursuant to Section 9.04 are “Transferred Mexican Employees.” Effective as of the Closing Date and for a period of one year thereafter, Purchaser will cause the Transferred Mexican Employees to be provided with employee benefit arrangements that will be, in the aggregate, substantially similar in the aggregate to those provided by Sellers or the Companies to such Transferred Mexican Employees, as a group, immediately prior to the Closing Date. Purchaser shall indemnify and hold harmless Sellers against any and all loss, liability or expense arising out of any claims related to employment termination or severance obligations in respect of any Transferred Mexican Employees and such Mexican Business Employees who do not continue employment with Purchaser after the Closing Date.

(b) Service Credit. Purchaser will cause the Transferred Employees to be given full credit for all service with Sellers, the Companies, or an Affiliate of Sellers prior to the Closing Date for all purposes under any US Employee Benefit Plan or Foreign Benefit Plan or other employee benefit arrangement of Purchaser in which such Transferred Employees participate from and after the Closing Date, to the same extent such service was recognized by Sellers, the Companies, the Purchased Business or an Affiliate of Sellers immediately prior to the Closing Date.

(c) Vacation Accruals. As of the Closing, Purchaser will assume all liabilities of Sellers and the Purchased Business with respect to the Transferred Employees for accrued vacation under Sellers’ vacation policies applicable to such Transferred Employees as in effect on the Closing Date, that is properly accrued and reflected in the Closing Date Balance Sheet or the Closing Net Working Capital Statement.

Section 9.02. US Employment Benefit Matters.

(a)	US Employee Benefit Plans.

(i) SGS Employee Benefit Plans. As of the Closing Date, Purchaser will establish or designate new employee benefit arrangements for the Transferred SGS Employees comparable to the US Employee Welfare Benefit Plans provided to the Transferred SGS Employees prior to the Closing Date. Claims for expenses covered by such health, dental and medical insurance policies or programs which were incurred on or before the Closing Date (including expenses or hospital confinements existing on the Closing Date) will be submitted and reimbursed only under insurance policies and programs maintained by Sellers, and claims for such expenses incurred after the Closing Date (including for pre-existing conditions) will be submitted and reimbursed only under insurance policies or programs maintained by Purchaser. Purchaser shall (1) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred SGS Employees under the plans, policies and programs in which such employees may be eligible to participate after the Closing Date in connection with the transfer of employment to Purchaser, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any US Employee Welfare Benefit Plans in which Transferred SGS Employees participate immediately prior to the Closing Date, and (2) provide each Transferred SGS Employee with credit for any co-payments and deductibles paid by such employees poor to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Closing Date occurs under any employee benefit plans in which such employees are eligible to participate after the Closing Date.

(ii) Mozaic Employee Benefit Plans. Notwithstanding Section 9.02(a)(i), as of the Closing Date, Purchaser will cause Mozaic to maintain in accordance with its terms the US Employee Benefit Plans maintained or sponsored by Mozaic and/or its Subsidiaries for the benefit of the Transferred Mozaic Employees immediately prior to the Closing Date which exclusively cover the Transferred Mozaic Employees.

(b) US Defined Contribution Plans.

(i) SGS Defined Contribution Plans. Immediately prior to the Closing Date, Sellers will take, or cause to be taken, all such actions as may be necessary to cause SGS to cease to be a participating employer under the Sellers’ US Employee Pension Benefit Plans, which are defined contribution plans (the “SGS DC Plans”) covering the Transferred SGS Employees. Sellers will cause each Transferred SGS Employee who participates in the SGS DC Plans to be fully vested in such

Transferred SGS Employee’s account balance in the SGS DC Plans as of the Closing Date. Purchaser will establish or designate one or more defined contribution plans in which the Transferred SGS Employees will be eligible to participate as of the Closing Date (the “Purchaser SGS DC Plans”). Sellers will transfer all assets and liabilities (including outstanding plan loans) from the SGS DC Plans to Purchaser SGS DC Plans as soon as practicable after the Closing Date.

(ii) Mozaic Defined Contribution Plans. Notwithstanding Section 9.02(b)(i), as of the Closing Date, Purchaser will cause Mozaic to continue to be a participating employer under Mozaic’s defined contribution plans maintained by Mozaic for the benefit of the Business Employees employed by Mozaic (the “Mozaic DC Plans”) covering the Transferred Mozaic Employees.

For purposes of this Agreement, the “SGS DC Plans” together with the “Mozaic DC Plans” are collectively known as the “US DC Plans”.

(c) SGS Defined Benefit Plans. Immediately prior to the Closing Date, each SGS Transferred Employee will cease to accrue additional benefits under Sellers’ and SGS’s US Employee Pension Benefit Plans, which are defined benefit plans listed on Schedule 4.13(b) (the “SGS DB Plans”). Sellers shall retain all liabilities with respect to the SGS DB Plans, and any other defined benefit pension plans in which US Transferred are participating on the Closing Date and shall pay any and all benefits due under such plans to those employees in accordance with the terms of those plans.

(d) Workers’ Compensation. Sellers shall be responsible for all obligations related to, including payment of, any and all U.S. workers’ compensation and other similar statutory claims arising out of any injury or other compensable event or occupational illness or disease asserted by or with respect to any Transferred U.S. Employees which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole before the Closing Date and which are reported to Sellers within four (4) years after the Closing Date). On and after the Closing Date, Purchaser shall be responsible for and pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Transferred U.S. Employees in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole on or after the Closing Date or which existed or occurred in whole before the Closing Date and which are reported to Purchaser after four (4) years from the Closing Date. If any such injury or other compensable event or occupational illness or disease of a Business Employee who is employed by Sellers before the Closing and by Purchaser after the Closing is attributable in part to causes occurring before the Closing and in part to causes after the Closing and is the basis of a workers’ compensation or other similar statutory claim, the liability for any such claims shall be shared by Sellers and Purchaser in the proportion of the periods of exposure in respect of the occupational illness or disease of such Business Employee which occurred before the Closing and that which occurred after the Closing.

(e) Disability. Sellers will retain all obligations for disability benefits due to non-Mozaic Business Employees in the U.S. for all events giving rise to such benefits occurring prior to the Closing Date, including without limitation all medical and related payments, in accordance with Sellers’ policies and plans in effect as of the Closing Date. Purchaser shall be responsible for short-term disability benefits for Transferred US Employees for all events giving rise to such benefits that occur on or after the Closing Date, including without limitation all medical and related payments, in accordance with Purchaser’s policies.

Section 9.03. Foreign Employee Benefit Matters.

(a) SGS Mexico and SGS UK Employee Benefit Plans. As of the Closing Date, Purchaser will cause SGS Mexico and SGS UK to maintain in accordance with their terms the Foreign Employee Benefit Plans maintained or sponsored by the Sellers, SGS Mexico, SGS UK, the Purchased Business, or an Affiliate of Sellers immediately prior to the Closing Date which exclusively cover the Transferred UK Employees or Transferred Mexican Employees, except for the MCG Graphics Pension Scheme.

(b) Canadian Benefit Plans. On the Closing Date, SGS Canada will transfer to Purchaser, and Purchaser will assume sponsorship of, the benefit and pension plans set forth on Schedule 9 03(b) (“Canadian Assumed Plans”), and SGS Canada’s rights and obligations under the Canadian Assumed Plans and all related funding agreements. SGS Canada will provide Purchaser with such information in respect of members (including both active and inactive members) of the Canadian Assumed Plans as Purchaser reasonably requires to administer the Canadian Assumed Plans properly and that is in the possession or control of SGS Canada.

Section 9.04 Inactive US Employees. Any non-Mozaic US Business Employee who is an inactive employee, including without limitation those employees who are on leave of absence, military leave, STD, LTD, and worker’s compensation as of the Closing Date (“Inactive US Employees”) will remain an employee of Sellers on the Closing Date. Notwithstanding the foregoing, if within two years of the Closing Date or at any time required by applicable law, any Inactive US Employee would be eligible to return to work, then Purchaser will employ each such employee, on terms and conditions no less favorable than those provided by Sellers applicable to such employee immediately prior to the Closing Date Any such employee shall be considered a “Transferred US Employee” for purposes of this Agreement only from his or her date of reinstatement by Purchaser. Sellers will retain all obligations for Employee Benefit Plan coverage for Inactive US Employees in accordance with Sellers’ policies and plans in effect as of the Closing Date.

ARTICLE 10

THE CLOSING

Section 10.01. Time, Date and Place of Closing. The closing of the purchase of the Purchased Business by Purchaser from Sellers and the payment by Purchaser of the Purchase Price (the “Closing”) will take place at the offices of Alcoa, 201 Isabella Street, Pittsburgh, PA 15212 at 10:00 am. on December 30, 2005, or at such other place and time as will be agreed to by Sellers and Purchaser (the “Closing Date”), but in no event later than December 31, 2005. The Closing shall be deemed to be effective as of 11:59 p.m. (local time) on the Closing Date.

Section 10.02. Sellers’ Obligations at the Closing. At the Closing, Sellers will deliver or cause to be delivered to Purchaser the following, in form and substance reasonably satisfactory to Purchaser and its counsel’

(a) the share certificates evidencing the Shares, duly endorsed for transfer to Purchaser or accompanied by stock powers, or such other documents that are necessary or desirable to transfer the Shares in accordance with applicable law;

(b) any necessary endorsements, assignments, certificates of title and other instruments of sale, transfer and assignment in form and substance reasonably satisfactory to Purchaser sufficient to sell,

transfer and assign to Purchaser all right, title and interest of Sellers in the assets of SGS Canada (except the Excluded Assets);

(c) the Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, duly executed by authorized representatives of Sellers (the “Assignment and Assumption Agreement”);

(d) resignations of all officers and directors of the Companies and the Subsidianes, as well as resignations of all authorized signatories on bank accounts to the extent requested by Purchaser;

(e) a certificate dated as of the Closing Date executed by each Secretary of each of the Sellers certifying (i) as to the matters set forth in Sections 7.02(a), 7.02(b), and 7.02(d); (ii) the Corporate Documents of the Companies and the Subsidiaries; (iii) the amount of the Indebtedness on the books of the Companies or their respective Subsidiaries on the Closing Date (iv) resolutions duly adopted by the Boards of Directors of the Sellers and the Companies and the shareholders of SGS Canada approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (v) as to the incumbency of the authorized representative of Sellers who is a signatory to this Agreement.

(f) copies of any consents, waivers and approvals obtained under this Agreement as of the Closing Date, provided that only the Required Consents must be delivered at Closing, unless waived at Closing by Purchaser;

(g) a transition services agreement under which Sellers will provide transition services to Purchaser after the Closing Date in form and substance reasonably satisfactory to Purchaser and Sellers, to be negotiated in good faith by Purchaser and Sellers between execution of this Agreement and the Closing Date (“Transition Services Agreement”), duly executed by authorized representatives of Alcoa;

(h) an affidavit, under penalties of perjury, stating that the Sellers are not and have not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h), so that Purchaser is exempt from withholding any portion of the Purchaser Price;

(i) an opinion from Kurt R. Waldo, Assistant General Counsel to Alcoa, dated the Closing Date, substantially in the form of Exhibit B attached hereto;

(j) a purchase order under which Alcoa’s Packaging Group will procure goods and services from SGS on terms mutually agreeable to Sellers and Purchaser; and

(k) such other evidence of the performance of all covenants and satisfaction of all conditions required of Sellers and Purchased Business at or poor to Closing as Purchaser may reasonably require.

Section 10.03 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will deliver or cause to be delivered to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

(a) A wire transfer of funds in an amount equal to the Closing Purchase Price;

(b) a certificate dated as of the Closing Date executed by the Secretary of the Purchaser certifying (i) as to the matters set forth in Sections 7.03(a) and 7.03(b); and (ii) resolutions duly adopted by the Board of Directors of the Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (iii) as to the incumbency of each officer of Purchaser that is a signatory to this Agreement;

(c) the Assignment and Assumption Agreement and such other instruments of assumption, duly executed by an authorized representative of Purchaser;

(d) the Transition Services Agreement, duly executed by an authorized representative of Purchaser;

(e) an opinion from Dechert LLP, counsel to the Purchaser, dated the Closing Date, substantially in the form of Exhibit C attached hereto; and

(e) such other evidence of the performance of all covenants and satisfaction of all conditions required of Purchaser at or prior to Closing as Sellers may reasonably require.

ARTICLE 11

REAL PROPERTY AND ENVIRONMENTAL MATTERS

Section 11.01. Definitions.

(a) Hazardous Substance. For purposes of this Agreement, the term “Hazardous Substance” shall mean any substance, chemical or waste that is listed or defined as hazardous, toxic, or dangerous, or that is regulated under Applicable Environmental Law.

(b) Applicable Environmental Law. For purposes of this Agreement, the term “Applicable Environmental Law” shall mean any Law or requirement of any Government entity or wastewater authority, or any binding agreement with any Government entity, relating to (a) pollution or protection of the environment or natural resources, including, without limitation, those relating to cleanup, preservation or reclamation thereof, any Release or threatened Release of Hazardous Materials; or the presence, handling, use, manufacture, distribution, treatment, storage, disposal, or recycling of or exposure to Hazardous Materials, (b) workplace health or safety or (c) exposure of persons or property to Hazardous Materials.

(c) Release. For purposes of this Agreement, the term “Release” means any releasing, spilling, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Materials into the environment (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing Hazardous Materials).

Section 11.02. Environmental Reports. Sellers have or will make available to Purchaser all Phase I Environmental Site Assessments and Phase II Environmental Site Assessments undertaken by Sellers or in the Seller’s or its advisors’ possession or control concerning the Real Property (collectively, the “Phase I and II Reports”). Sellers shall permit its consultant, ERM, Inc., to allow Purchaser and its lenders or others providing financing to rely on the Phase I and Phase II Reports prepared by ERM, Inc. at no cost to Purchaser, provided that (i) ERM, Inc. consents to such reliance, (ii) such reliance is at no additional cost to Sellers, and (iii) in the event of a dispute between Sellers and Purchaser regarding any environmental matter arising under, related to or in connection with this Agreement, Sellers will have exclusive use of ERM, Inc.’s services in connection with or related to such dispute. The Phase I and II Reports and any and all reports, surveys and assessments, including all copies thereof, produced by Seller or its representatives pursuant to this Agreement, will be held in strict confidence by Purchaser and will not be disclosed by Purchaser or its employees, consultants, agents and representatives to any Person not affiliated with or acting on behalf of Purchaser, provided such Person has assumed confidentiality obligations similar to Purchaser’s confidentiality obligations hereunder, without the prior written consent of Sellers.

Section 11.03. Purchaser’s Assessment. Purchaser, at its sole cost and expense, may conduct an environmental transfer assessment of the Real Property prior to Closing (“Purchaser’s Assessment”). Sellers will permit Purchaser or its representatives, at all reasonable times prior to the Closing Date, to enter upon any and all of the Real Property for the purposes of inspection, making tests, taking samples and soil borings, and/or conducting groundwater studies and such other investigations as Purchaser will deem appropriate, in order to complete Purchaser’s Assessment. All such reports and analyses prepared in connection with Purchaser’s Assessment and any information obtained thereby or from Sellers will be held in strict confidence by Purchaser, will not be disclosed by Purchaser or its employees, consultants, agents or representatives to any Person not affiliated with or acting on behalf of Purchaser, provided unless Sellers provide prior written consent to such disclosure and such Person has assumed confidentiality obligations similar to Purchaser’s confidentiality obligations hereunder, and one final copy will be immediately delivered to Sellers upon receipt by Purchaser at no cost or expense to Sellers.

Section 11.04 Restrictions on Purchaser’s Assessment. Notwithstanding any other provision of this Agreement, Purchaser’s right to enter the Real Property for purposes of conducting Purchaser’s Assessment is subject to the following restrictions:

(a) Purchaser’s or its representative’s activities may not interfere in any material respect with the normal operation of the Real Property or the Purchased Business facilities;

(b) Purchaser must notify Sellers at least 48 hours prior to entry onto the Real Property to conduct such activity;

(c) All activities undertaken in connection with Purchaser’s Assessment must fully comply with any applicable Law, including without limitation Laws relating to worker health and safety. Purchaser shall properly dispose of any samples taken, and any soil or water generated in the process of taking the samples. Purchaser is responsible for the disposal of hazardous and non-hazardous samples, soil and water generated and, with respect to any disposal prior to the Closing Date, Purchaser shall use transportation and disposal services approved by Sellers, and disposal sites audited and approved by Sellers in accordance with Sellers’ TSDF Regionalization Policy. Purchaser must provide Sellers, at Sellers’ sole cost and expense, with split samples of all soil, air or water so taken;

(d) Sellers may have a representative present during all such investigations, and will receive a copy of the final results of on-site testing and visual inspections, and will have complete access to all samples taken, final test results, and boring records;

(e) If Purchaser does not consummate the transactions contemplated by this Agreement for any reason, Purchaser will restore the Real Property to the same condition as it was prior to such investigative activities to the extent practicable and will destroy or return all samples taken of the Real Property to Sellers, in Seller’s sole discretion;

(f) Purchaser must take all actions and implement all protections necessary to ensure that actions taken hereunder and equipment, materials, and substances generated, used or brought onto the Real Property pose no threat to the safety or health of Persons or the environment, and cause no damage to the Real Property or any real property of any other Person;

(g) Purchaser is solely responsible for the security of the activities, equipment and materials brought on the Real Property by Purchaser prior to the Closing Date;

(h) Purchaser for itself, its successors and assigns, covenants and agrees that it will indemnify and save harmless Sellers, their successors and assigns, from and against any and all loss or liability, and all claims, damages, fees, costs and expenses resulting from, incident to or in any way arising out of the entry onto the Real Property to conduct Purchaser’s Assessment, or any other act done pursuant to the rights privileges and authority hereby granted; provided, however, that this provision shall not apply to any loss or liability, and all claims, damages, fees, costs and expenses resulting from, incident to or in any way arising out of any condition discovered in connection with or revealed by Purchaser’s Assessment only except to the extent such condition was exacerbated by Purchaser’s Assessment; and

(i) Purchaser and its representatives must comply in all material respects with all applicable Laws and all policies and regulations of the Sellers, the Companies, the Subsidiaries and SGS Canada in effect at such time, including, but not limited to, those relating to health and safety and the taking of pictures, and with such special regulations, rules or policies as may be considered appropriate by Sellers under the circumstances, and Sellers will have the right to refuse initial or continued access to the Real Property to any Person when it determines that such refusal is necessary or desirable.

Section 11.05. Environmental Indemnification. Sellers will, jointly and severally, subject to the limitations set forth in this Article 11 and Section 13.04, indemnify, defend and hold Purchaser harmless from and against any and all Losses to the extent they arise from:

(a) any Release or threatened Release of any Hazardous Substances on the Real Property during the period of ownership, lease or operation of the Real Property by the Company, the Subsidiaries or SGS Canada or operation of the Purchased Business on the Real Property by the Companies, the Subsidiaries or SGS Canada to the extent the Companies, the Subsidiaries or SGS Canada caused or permitted such Release of Hazardous Substances during such period which requires Remediation or other response action pursuant to Applicable Environmental Law in effect and enforceable on the Closing Date or to resolve a Third Party Claim. Purchaser will bear the burden of proof with respect to whether any Release of any Hazardous Substances on the Real Property was caused by the actions or inactions of the Companies, the Subsidiaries or SGS Canada during the period of each Company’s, each Subsidiary’s, and SGS Canada’s ownership or operation of the Real Property; or

(b) any Release or threatened Release of any Hazardous Substances on any real property not owned or operated by the Companies, the Subsidiaries or SGS Canada but at which the Companies, the Subsidiaries or SGS Canada arranged for the disposal, treatment or transportation of Hazardous Substances in connection with the operation of the Purchased Business prior to the Closing Date; or

(c) any Release or threatened Release of any Hazardous Substances at the West Monroe, LA or Fulton, NY properties as revealed by the Phase II reports prepared by ERM, Inc. both of which are dated

November 4, 2005, to the extent Remediation or other response action is required pursuant to Applicable Environmental Law or to resolve a Third Party Claim. Sellers acknowledge and agree that, as between Sellers and Purchaser, any such Releases or threatened Releases of Hazardous Substances on the West Monroe, LA or Fulton, NY properties as revealed by the Phase II reports were caused or permitted by Sellers (even if another party in fact caused such Release or threatened Release) solely for purposes of Purchaser seeking indemnification from Sellers for such Releases or threatened Releases under this Section 11.05(c); or

(d) any Release or threatened Release of any Hazardous Substances on the property formerly owned, operated or leased by the Company, the Subsidiaries or SGS Canada or any of their predecessors which requires Remediation or other response action pursuant to Applicable Environmental Laws or to resolve a Third Party Claim.

Section 11.06. Survival; Procedures. Except for Sellers’ indemnification obligations under Section 11.05(c), which survive indefinitely, this Article 11 will survive for a period of three years from the Closing Date. Any claim for indemnity made by Purchaser pursuant to Section 11.05 shall be made in accordance with the procedures set forth in Article 13. Any Remediation required pursuant to Section 11.05(c) will be under Sellers’ sole control at Sellers’ discretion provided that Sellers will complete such Remediation as required by Applicable Environmental Law and, if applicable, as necessary to resolve a Third Party Claim; and provided further that Sellers expressly acknowledge in writing that, as between Sellers and Purchaser, Sellers are solely responsible for such Remediation.

Section 11.07 Transfer of Liability. Notwithstanding any other provision in this Agreement or third party claims of liability, except for Sellers’ indemnification as provided in Section 11.05 (subject to the limitations set forth in this Article 11 and Section 13.04), Sellers and Purchaser have agreed that all such environmental liabilities and potential liabilities addressed in this Article 11 are, as between Sellers and Purchaser, fully allocated to Purchaser and not at all to Sellers, and that Purchaser will assume all environmental liabilities associated with operation of the Purchased Business before, on or after the Closing Date. The parties acknowledge that, except for the express indemnification set forth in Section 11.05 and any indemnification for breach of Section 4.15 pursuant to Article 13, this Agreement shifts all liabilities arising under any Law from Sellers to Purchaser, and Purchaser will have no claim for contribution from or against Sellers, for environmental liabilities arising out of Sellers’ operation of the Purchased Business prior to the Closing Date.

ARTICLE 12

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 12.01. Survival. Subject to the limitations set forth in this Agreement, all of the representations and warranties contained in Articles 4 and 5 or in any Exhibit, Schedule or document, certificate or other instrument delivered pursuant hereto will, unless waived in writing by the party for whose benefit such representation or warranty was made, remain in full force and effect and will survive the Closing Date for a period of fifteen months subject to the limitations set forth in this Agreement, except for (a) the representations and warranties set forth in Sections 4.08 (Real Property), and 4.15 (Environmental), which will survive for a period of three years from the Closing Date; (b) the representations and warranties set forth in Sections 4.12 (Taxes) and 4.13 (Employee Benefits), which will survive until expiration of the applicable statute of limitations; and (c) the representations and warranties set forth in Section 4.07 (Title to Assets) and Section 4.03(a) through (e) (Capitalization; Title to Shares), which will survive indefinitely.

ARTICLE 13

INDEMNIFICATION

Section 13.01. Indemnification of Purchaser by Sellers. Subject to Section 8.04(b), Article 11, Sections 13.04,13.05, 13.06 and 13.07, and in addition to any other provision for indemnification by Sellers contained in this Agreement, Sellers will, jointly and severally, indemnify, defend and hold harmless Purchaser, the Companies, the Subsidiaries and their respective directors, officers and employees from and against any Loss arising relating to, resulting from or arising out of:

(a) any breach by Sellers of any of the representations or warranties of Sellers contained in this Agreement;

(b) any breach or nonfulfillment by Sellers of any of the covenants of Sellers contained in this Agreement;

(c) the Excluded Assets; or

(d) the Excluded Liabilities.

Section 13.02. UK Pension Plan. The parties hereto agree and acknowledge that the Sellers will be responsible, at their own cost, (i) for performance of the obligations of SGS UK and MCG under the pension provisions (the “Pension Provisions”) contained in Schedule 10 to the MCG Purchase Agreement, and (ii) for any funding obligation, deficiency or any other liability of SGS or MCG in relation to the MCG Graphics Pension Scheme (the “Pension Scheme”). Accordingly:

(a) The Sellers agree that on or before Closing, a company (the “New Principal Employer”), being a trading company, registered in England or Scotland, and associated with the Sellers (but which wont be associated with MCG after Closing), will be substituted for MCG as the principal employer in relation to the Pension Scheme. For the avoidance of doubt such substitution shall not be regarded as a substitution pursuant to paragraph 1.5 of the Pension Provisions;

(b) The Sellers agree that the New Principal Employer will observe and perform all obligations required to be performed by MCG in relation to the Pension Scheme as the principal employer and, save for any direction under (d) below, under the Pension Provisions.

(c) Between the date hereof and the Closing Date, the Sellers will observe and perform and cause each of SGS and MCG to observe and perform all obligations imposed on any of them pursuant to the Pension Provisions.

(d) Subject to subsections (a) to (c) above and the indemnity from the Sellers set out below, the Purchaser agrees that after Closing each of SGS and MCG will (i) at the direction of and cost of the Sellers, co-operate fully with the Sellers in relation to the Pension Provisions and, observe and perform the obligations imposed on each of them under the Pension Provisions that do not fall to be performed by the New Principal Employer and, at such cost, comply with any direction of the Sellers in relation to any discretions arising under the Pension Provisions; (ii) at the direction and cost of the Sellers, assign to the New Principal Employer all their rights under the Pension Provisions; and (iii) account to the Sellers or as the Sellers may direct for any sums received pursuant to the Pension Provisions that are not required to be paid to the Pension Scheme (or are required to be paid to the Pension Scheme but can no longer be paid directly to it by MCG or SGS) or which the Purchasers, MCG or any other person are not entitled to retain under the indemnity set forth in the paragraph following sub clause (e).

(e) The Purchaser shall procure that after the Closing Date no act or omission of SGS, MCG or their employees shall cause the liabilities of the Seller arising under the Pension Provisions to be increased.

Notwithstanding any provision to the contrary contained in this Agreement, the Sellers shall fully indemnify and keep fully indemnified the Purchaser, MCG and any person after Closing Date which is connected or associated (as respectively defined in sections 249 and 435 of the Insolvency Act 1986) with either of them against all obligations and liabilities which any of them may now have or hereafter incur in relation to the Pension Scheme (whether under the terms of the Pension Scheme, section 75 Pensions Act 1995 (deficiency debt), section 38 Pensions Act 2004 (contribution notice) section 43 Pensions Act 2004 (financial support direction) or otherwise) and against all liabilities, costs, claims, proceedings and expenses that may arise in relation to the Pension Scheme, its operation or its winding up whether such liabilities, costs, claims, proceedings and expenses arise by way of a claim for breach of contract, constructive dismissal, unfair dismissal for the purposes of the Employment Rights Act 1996 or otherwise whether under statute or common law; provided, however, that Sellers’ indemnification obligations under this paragraph arising from any claim for breach of contract, constructive dismissal, unfair dismissal for the purposes of the Employment Rights Act 1996 or otherwise whether under statute or common law is limited to any claim by an employee or director of MCG having an employment contract with MCG, which employment contract was disclosed in the disclosure letter and related materials to the MCG Purchase Agreement. For the avoidance of doubt, this indemnity shall extend to all liabilities, costs, claims and expenses as described above arising from any claim by an employee or director of MCG having an employment contract with MCG, which employment contract was disclosed in the disclosure letter and related materials to the MCG Purchase Agreement, that the termination of the Pension Scheme and/or failure to replace the pension scheme with equivalent benefits shall constitute a breach by MCG of any express or implied term of his contract of employment.

Section 13.03. Indemnification of Sellers by Purchaser. In addition to any other provision for indemnification by Purchaser contained in this Agreement, Purchaser agrees to indemnify, defend and hold harmless Sellers and their directors, officers and employees (and Sellers’ affiliates as such term is defined in Section 6.03(c) and advisors, both for purposes of Section 13.03(e)) from and against any Loss arising relating to, resulting from or arising out of:

(a) any breach by Purchaser of any of the representations or warranties of Purchaser contained in this Agreement;

(b) any breach or nonfulfillment by Purchaser of any of the covenants of Purchaser contained in this Agreement;

(c) the ownership, use and possession of the Purchased Business on or after the Closing Date;

(d) failure by Purchaser, the Companies or the Subsidiaries to discharge the liabilities of the Purchased Business (except the Excluded Liabilities); or

(e) cooperation by Sellers and their affiliates (as such term is defined in Section 6.03(c)), the Companies, the Subsidiaries and SGS Canada and their respective officers, employees and advisors with the Financing as provided in Section 6.03(c) of this Agreement and subject to the limitations set forth therein.

Section 13.04. Limitations.

(a) Deductible. No claim for indemnification of a Loss pursuant to Section 13.01 or Section 13.02 hereof shall be valid and assertable unless such claim is for an amount in excess of $25,000. Furthermore, notwithstanding anything herein to the contrary, Sellers will not be liable to Purchaser, the Companies or the Subsidiaries for indemnification under Section 13.01 or Section 13.02 of this Agreement until such time as the aggregate amount of Losses which are demanded in a valid claim or claims by Purchaser, the Companies or the Subsidiaries exceeds $1,000,000 (the “Deductible”), in which event the Purchaser, the Companies and the Subsidiaries shall be entitled to recover the amount of Losses they suffer in excess of the Deductible.

(b) Cap. Notwithstanding any other provision of this Agreement, the indemnification obligations of Sellers in the aggregate under this Agreement will not exceed $20,000,000.00 (the “Cap”), except that the Cap shall not apply to (i) Sellers’ indemnification obligation for breach of Section 8.10(a), and (ii) Sellers’ indemnification obligations under Section 13.01(d) and Section 8.06 of this Agreement.

(c) Duration. All indemnity obligations of Sellers to indemnify the Purchaser, the Companies and the Subsidiaries (including their respective directors, officers and employees) (i) with respect to the breach of a particular representation or warranty under Section 13.01(a) of the Agreement will expire when such representation or warranty expires pursuant to Section 12.01; and (ii) under Section 13.01(b) of this Agreement will expire upon expiration of the applicable period of survival, if any, specified in this Agreement. Notwithstanding any other provision of this Agreement, all indemnity obligations of Sellers to indemnify the Purchaser, the Companies and the Subsidiaries (including their respective directors, officers and employees) under this Agreement will expire five years from the date of this Agreement, except for (i) Sellers’ indemnification obligations for breach of Section 8.04, and (ii) Seller’s indemnification obligations under Section 13.01(d) and Section 8.06 of this Agreement.

(d) Additional Limits. Notwithstanding any other provision of this Agreement, the amount of any Loss for which indemnification is provided under this Article 13 will be reduced (i) by any amount actually received by the Indemnitee or paid to Third Parties on behalf of Indemnitee under insurance policies of the Indemnitor with respect to such Loss (and the Indemnitee will cooperate if Indemnitor requests that Indemnitee submit a claim under such insurance policies with respect to such Loss); (ii) by any Tax savings attributable to any deduction, expense, loss, credit or refund to the Indemnitee or its Affiliates as a result of the Loss to the extent actually received (net of any Tax detriment attributable to such indemnification), and (iii) by the amount of any benefit to, or saving for, the Indemnitee as a result of the payment or settlement of any item giving rise to such claim; and (iv) to the extent that the Indemnitee has failed to take all reasonable actions to mitigate its Loss. In determining the amount of any Tax savings actually realized by an Indemnitee or its Affiliates, taxable income shall be determined on the basis of the Tax liability of such Person with and without regard to the Loss to which such Indemnitee applies.

Section 13.05. Procedures for Indemnification.

(a) Third Party Claims. If any Indemnitee receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (“Third Party Claim”) against such Indemnitee with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee will give the Indemnitor reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. If (i) the Third Party Claim involves solely monetary damages, (ii) the Indemnitor expressly agrees in writing with the Indemnitee that, as between the two, the Indemnitor is solely obligated to satisfy and discharge the Third Party Claim, and (iii) the amount of the Third Party Claim is less than the amount of Sellers’ remaining indemnification obligations, then the Indemnitor will have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, and the Indemnitee will cooperate in good faith in such defense. Notwithstanding the foregoing, Sellers may, at its option by giving written notice to Purchaser and at Sellers’ expense and by Sellers’ own counsel, assume the defense and have complete control of all Third Party Claims if Sellers are obligated to provide indemnification under this Agreement with respect to, arising from or related to any claim involving any Applicable Environmental Law, including without limitation a claim for indemnification under Section 11.05 and a claim for indemnification under Section 13.01(d) involving any Applicable Environmental Law, even if such Third Party Claim is not limited to monetary damages; provided, however, that if Remediation is required, such written notice to Purchaser shall include an express acknowledgement that, as between Sellers and Purchaser, Sellers are solely obligated to satisfy and discharge the Third Party Claim. In such case, Purchaser will cooperate in good faith in such defense. For all Third Party Claims, regardless of whether Sellers assume the defense of such Third Party Claim, Sellers may participate in such defense at its own expense and by its own counsel. In the event that Indemnitor assumes the defense of any Third Party Claim, it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of Indemnitee.

(b) Settlement of Third Party Claims. The Indemnitor will not enter into settlement of any Third Party Claim without the poor written consent of the Indemnitee, except as provided in this Section. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnitor as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnitor may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c) Direct Claims. Any claim by an Indemnitee on account of a Loss which does not result from a Third Parry Claim (a “Direct Claim”) will be asserted by Indemnitee giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by Indemnitee must describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitor will have 30 calendar days to respond in writing to such Direct Claim. The Indemnitee will allow the Indemnitor and its professional advisers to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnitee will assist the Indemnitor’s investigation by giving such information and reasonable assistance (including reasonable access to the Purchased Business’ premises and personnel and the right to examine and copy any relevant Books or Records) as the Indemnitor or any of its professional advisers may reasonably request. If the Indemnitor does not so respond within such 30 calendar day period, the Indemnitor will be deemed to have rejected such claim, in which case the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

Section 13.06. Companies’ Indemnification Payments. If any indemnification payments to be made by an Indemnitor under this Agreement (including without limitation any such payment under Article 11) as of the Closing Date is based on damages incurred in foreign currency (in the case of the Companies), the Indemnitor will make such payments in U.S. dollars using the Bloomberg foreign exchange rate in effect on the date Indemnitor makes such indemnification payment under this Agreement. Any indemnification payments made by the parties shall be treated as an adjustment to the Purchase Price.

Section 13.07. Exclusive Remedies. With the exception of any legal remedy that may be available to Sellers or Purchaser, or Affiliates at Law or in equity with respect to (i) a breach of Purchaser’s obligations pursuant to Section 8.07 and 8.08 , (ii) a breach of Sellers obligation under Section 8.10(a), and (iii) fraud or intentional misrepresentation, the indemnifications provided in this Agreement are in lieu of any other legal remedy available to Sellers and Purchaser, as the case may be, at Law or in equity arising under this Agreement. All disputes regarding this Agreement, excepting however a dispute under Section 3.03 must be resolved in accordance with Section 14.16.

Section 13.08. Net Worth of RMC. RMC acknowledges and agrees that for a period of five years from the Closing Date, RMC will maintain a Tangible Net Worth of not less than $400,000,000.

ARTICLE 14

MISCELLANEOUS PROVISIONS

Section 14.01. Legend. Each certificate representing the Shares sold pursuant to the provisions hereof will bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION THEREFROM UNDER SAID ACT OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”

Section 14.02. Books and Records. Purchaser, Sellers, the Companies and the Subsidiaries will retain all Books and Records in a readily retrievable location for a period of ten years from the Closing Date, and thereafter may destroy such Books and Records only after having notified Sellers or Purchaser, as applicable, of its intention to do so and having offered to provide Sellers or Purchaser, as applicable, with copies or the original of such Books and Records.

Section 14.03. Expenses. Each of the parties will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

Section 14.04. Transfer Taxes - General. Notwithstanding anything herein to the contrary, except for Transfer Taxes (including VAT) concerning Excluded Assets or Excluded Liabilities, which shall be paid by Sellers (i) Purchaser is responsible for all value added taxes, GST, QST and harmonized sales tax (“VAT”) imposed or incurred in connection with the consummation of the transactions contemplated by this Agreement, and (ii) all foreign, federal, state, provincial, and local transfer, stamp, vehicle, goods and services, harmonized sale, sales or use Taxes payable under any Law, real estate transfer Taxes payable under any Law (including Taxes eligible under the RST Act), and any and all notarial fees imposed or incurred in connection with the consummation of the transactions contemplated by this Agreement, excluding VAT (such taxes excluding VAT collectively, “Transfer Taxes”), will be borne by Purchaser up to the first $100,000. If the Transfer Taxes exceed $100,000, then Sellers will be responsible for such Transfer Taxes that exceed $100,000 but are less than $200,000. If the Transfer Taxes exceed $200,000, such Transfer Taxes exceeding $200,000 will be borne equally by Purchaser on the one hand and Sellers on the other. Purchaser will prepare and file any affidavits or Returns required in connection with the foregoing at its own cost and expense. To the extent that any Transfer Taxes are required to be paid by or are imposed upon a party other than as provided in this Section 14.04 (and in fact are paid by such other party), Sellers or Purchaser, as the case may be, will reimburse, or will cause to be reimbursed, to the other party such Transfer Taxes paid by the other party within five Business Days of payment of such Transfer Taxes in accordance with the formulae set out in this Section 14.04. All amounts payable by Purchaser to Sellers hereunder do not include Transfer Taxes.

Section 14.05. Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be hand delivered or sent by certified mail (return receipt requested) or by reputable overnight courier, or sent by telex, telegram, facsimile or cable, delivered to the respective addresses set forth below or, as to each party, at such other address as will be designated by such party. All such notices and communications will be effective when hand delivered or, in the case of notice by mail, telex, telegram, facsimile or cable, on the next succeeding business day following the date when sent addressed as set forth below:

If to Sellers (c/o):	Alcoa Inc. 390 Park Avenue New York, NY 10022 Fax No.: (212) 836-2816 Attn.: Barbara S. Jeremiah, Executive Vice President Lawrence R. Purtell, General Counsel

If to Purchaser:	SGS International, Inc. c/o Citigroup Venture Capital Equity Partners, L.P. 399 Park Avenue, 14th Floor New York, NY 10043 Fax No.: (212) 888-2940 Attention: Joseph Silvestri

Copy to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 Attention: Craig L. Godshall, Esq. Phone No.: (215) 994-4000 Fax No.: (215) 994-2222

Section 14.06. No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Person (other than the parties to this Agreement) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

Section 14.07. Entire Agreement. This Agreement, including the Schedules and Exhibits (each of which is attached and incorporated into this Agreement) and other documents referred to herein which form a part hereof, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all other agreements or understandings, written or oral, between the parties with respect to the subject matter hereof and cannot be amended, supplemented or changed, nor can any provision hereof be waived, except by a written instrument signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

Section 14.08. Successors. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights hereunder without the prior written consent of the other party; provided, however, that (a) Sellers, on the one hand, and Purchaser, on the other, may assign this Agreement or performance of any part hereof to any Affiliate, in whole or in part, without the consent of the other, and (b) Purchaser may collaterally assign its rights under this Agreement to its lenders without the consent of Sellers.

Section 14.09. Section Headings. The section headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 14.10. Extended Meanings. In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders.

Section 14.11. Governing Law. This Agreement has been executed and delivered in and will be construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws doctrine.

Section 14.12. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

Section 14.13. Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 14.14. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor will any provision give any third Persons any right of subrogation or action over against any party to this Agreement.

Section 14.15. Termination. This Agreement may be terminated and the transactions contemplated herein abandoned:

(a) by the mutual written consent of Sellers and Purchaser;

(b) by either Sellers or Purchaser, at any time after March 30, 2006, if the conditions set forth in Article 7 have not been satisfied or waived;

(c) by Sellers, if there has been a material violation or breach by Purchaser of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Purchaser impossible and such violation or breach has not been waived by Sellers; or

(d) by Purchaser, if there has been a material violation or breach by Sellers of any agreement, representation or warranty contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Sellers impossible and such violation or breach has not been waived by Purchaser.

Section 14.16. Dispute Resolution.

If a dispute arises in connection with determining the validity or amount of a claim for indemnification for a Loss under this Agreement (“Dispute”), except for any dispute regarding a breach by Purchaser of its obligations set forth in Sections 8.07, 8.08 and 8.10(a) or preparation of the Closing Date Balance Sheet and Closing Net Working Capital Statement which is subject to resolution as specified in Section 3.03, and if the Dispute cannot be settled through direct discussions between representatives of Sellers and representatives of Purchaser within 30 days following receipt of notice of a Dispute, the parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered under the CPR Mediation Procedure established by the CPR Institute for Dispute Resolution (“CPR”) before resorting to arbitration. If a Dispute cannot be resolved through such mediation process within thirty days following the appointment of the mediator, the Dispute will be settled finally by arbitration under the CPR Rules for Non-Administered Arbitration (the “Rules”), then in effect, by a sole arbitrator, chosen by agreement of the parties within twenty days of the receipt by the respondent of a copy of a notice of arbitration. Any arbitrator appointed by CPR will be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The hearing on the merits will be held no later than six months after the appointment of the arbitrator unless the parties otherwise agree or the arbitrator extends such time period for good cause shown. The award will be in writing and will state the findings of fact and conclusions of Law on which it is based. The award of the arbitrator will be final and binding on the parties and judgment upon the award may be entered and enforced in any court having jurisdiction. Unless the parties otherwise agree in writing, the mediation and arbitration will be held in Pittsburgh, Pennsylvania. Each party will bear its own costs and expenses (including fees and disbursements of counsel) and Sellers and Purchaser will each bear one-half of the costs and expenses payable to the mediator and arbitrator.

Section 14.17. Provincial Retail Sales Taxes.

(a) On the Closing Date, Purchaser will provide SGS Canada with Purchaser’s retail sales tax registration number and a purchase exemption certificate with respect to inventories of goods held for resale or for incorporation into goods to be held for resale for the purposes of the Tax eligible under the Ontario Retail Sales Tax Act (“RST Act”).

(b) The Purchaser will pay directly to the Ontario Ministry of Finance any Taxes payable under the RST Act in connection with the transfer of assets from SGS Canada to the Purchaser relating to the Purchased Business under this Agreement, all in accordance with the provisions of that RST Act, the regulations made thereunder, and the Ministry’s administrative policies. Any such Taxes payable under the RST Act will be borne by the Purchaser and SGS Canada in accordance with Section 14.04. The determination of the Taxes payable under the RST Act shall be consistent with the Purchase Price allocation determined in accordance with Section 2.04.

(c) SGS Canada will indemnify the Purchaser for any liability (including any related interest or penalties) under the RST Act claimed by a Tax authority, arising in respect of a transaction occurring on or before the Closing Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.